                                                                  EXHIBIT 10.63


                              CREDIT AGREEMENT

                                dated as of

                                June 6, 1997

                                   among


                        MADISON SQUARE GARDEN, L.P.,


                         THE SEVERAL LENDERS FROM
                        TIME TO TIME PARTIES HERETO,


                         THE CHASE MANHATTAN BANK,

                          As Administrative Agent,


                     TORONTO DOMINION (NEW YORK), INC.,

                          As Documentation Agent,


                                    and


                          THE BANK OF NOVA SCOTIA,

                           As Syndication Agent,




            $850,000,000 TERM LOAN AND REVOLVING CREDIT FACILITY

                             TABLE OF CONTENTS


                                                                       Page


SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2   Other Definitional Provisions . . . . . . . . . . . . . . . . 22

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS. . . . . . . . . . . . . . . 23
     2.1   Term Loan Commitments . . . . . . . . . . . . . . . . . . . . 23
     2.2   Procedure for Term Loan Borrowing . . . . . . . . . . . . . . 23
     2.3   Repayment of Term Loans . . . . . . . . . . . . . . . . . . . 23
     2.4   Revolving Credit Commitments. . . . . . . . . . . . . . . . . 24
     2.5   Procedure for Revolving Credit Borrowing. . . . . . . . . . . 24
     2.6   Repayment of Loans; Evidence of Debt. . . . . . . . . . . . . 25
     2.7   Commitment Fees, etc. . . . . . . . . . . . . . . . . . . . . 26
     2.8   Termination or Reduction of Revolving Credit
           Commitments or Overdraft Commitment . . . . . . . . . . . . . 26
     2.9   Optional Prepayments. . . . . . . . . . . . . . . . . . . . . 27
     2.10  Mandatory Prepayments and Commitment Reductions . . . . . . . 27
     2.11  Conversion and Continuation Options . . . . . . . . . . . . . 29
     2.12  Minimum Amounts and Maximum Number of Eurodollar
           Tranches. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     2.13  Interest Rates and Payment Dates. . . . . . . . . . . . . . . 30
     2.14  Computation of Interest and Fees. . . . . . . . . . . . . . . 30
     2.15  Inability to Determine Interest Rate. . . . . . . . . . . . . 31
     2.16  Pro Rata Treatment and Payments . . . . . . . . . . . . . . . 31
     2.17  Requirements of Law . . . . . . . . . . . . . . . . . . . . . 32
     2.18  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     2.19  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     2.20  Change of Lending Office. . . . . . . . . . . . . . . . . . . 36
     2.21  Replacement of Lenders under Certain Circumstances. . . . . . 36

SECTION 3.  LETTERS OF CREDIT AND OVERDRAFTS . . . . . . . . . . . . . . 37
     3.1   L/C Commitment. . . . . . . . . . . . . . . . . . . . . . . . 37
     3.2   Procedure for Issuance of Letter of Credit. . . . . . . . . . 38
     3.3   Commissions, Fees and Other Charges . . . . . . . . . . . . . 38
     3.4   L/C Participations. . . . . . . . . . . . . . . . . . . . . . 38
     3.5   Reimbursement Obligation of the Borrower. . . . . . . . . . . 39
     3.6   Obligations Absolute. . . . . . . . . . . . . . . . . . . . . 40
     3.7   Letter of Credit Payments . . . . . . . . . . . . . . . . . . 40
     3.8   Applications. . . . . . . . . . . . . . . . . . . . . . . . . 40
     3.9   Overdraft Advances. . . . . . . . . . . . . . . . . . . . . . 40


                                    (i)

                                                                       Page

SECTION 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . 41
     4.1   Financial Condition . . . . . . . . . . . . . . . . . . . . . 41
     4.2   No Change . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     4.3   Status. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     4.4   Power and Authority . . . . . . . . . . . . . . . . . . . . . 42
     4.5   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . 42
     4.6   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     4.7   Use of Proceeds; Margin Regulations . . . . . . . . . . . . . 43
     4.8   Governmental Approvals. . . . . . . . . . . . . . . . . . . . 43
     4.9   Investment Company Act. . . . . . . . . . . . . . . . . . . . 43
     4.10  Public Utility Holding Company Act. . . . . . . . . . . . . . 43
     4.11  True and Complete Disclosure. . . . . . . . . . . . . . . . . 43
     4.12  Financial Condition . . . . . . . . . . . . . . . . . . . . . 44
     4.13  Security Interests. . . . . . . . . . . . . . . . . . . . . . 44
     4.14  Representations and Warranties in Partnership Interest
           Transfer Agreement and SportsChannel Contribution
           Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     4.15  Consummation of the Partnership Transaction . . . . . . . . . 44
     4.16  Tax Returns and Payments. . . . . . . . . . . . . . . . . . . 45
     4.17  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . 45
     4.18  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . 46
     4.19  Intellectual Property . . . . . . . . . . . . . . . . . . . . 46
     4.20  Pollution and Other Regulations . . . . . . . . . . . . . . . 46
     4.21  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     4.22  Collective Bargaining Agreements; Labor Relations . . . . . . 47
     4.23  Existing Indebtedness . . . . . . . . . . . . . . . . . . . . 47
     4.24  Compliance with Requirements of Law and Contractual
           Obligations . . . . . . . . . . . . . . . . . . . . . . . . . 48
     4.25  No Default. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     4.26  NBA and NHL Qualification and Compliance. . . . . . . . . . . 48

SECTION 5.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . 48
     5.1   Conditions to Initial Extensions of Credit. . . . . . . . . . 48
     5.2   Conditions to Each Extension of Credit. . . . . . . . . . . . 52

SECTION 6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 53
     6.1   Financial Statements. . . . . . . . . . . . . . . . . . . . . 53
     6.2   Certificates; Other Information . . . . . . . . . . . . . . . 54
     6.3   Payment of Obligations. . . . . . . . . . . . . . . . . . . . 55
     6.4   Conduct of Business and Maintenance of Existence. . . . . . . 55
     6.5   Maintenance of Property; Insurance. . . . . . . . . . . . . . 55
     6.6   Inspection of Property;  Books and Records; Discussions . . . 56
     6.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     6.8   Environmental Laws. . . . . . . . . . . . . . . . . . . . . . 58


                                    (ii)

                                                                       Page

     6.10  Additional Collateral . . . . . . . . . . . . . . . . . . . . 58
     6.11  Further Assurances. . . . . . . . . . . . . . . . . . . . . . 59
     6.12  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . 59
     6.13  Recording of MSG Mortgage . . . . . . . . . . . . . . . . . . 60

SECTION 7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 60
     7.1   Financial Condition Covenants . . . . . . . . . . . . . . . . 60
     7.2   Limitation on Indebtedness. . . . . . . . . . . . . . . . . . 62
     7.3   Limitation on Liens . . . . . . . . . . . . . . . . . . . . . 63
     7.4   Limitation on Fundamental Changes . . . . . . . . . . . . . . 65
     7.5   Limitation on Purchase or Sale of Assets. . . . . . . . . . . 66
     7.6   Limitation on Leases. . . . . . . . . . . . . . . . . . . . . 67
     7.7   Limitation on Dividends . . . . . . . . . . . . . . . . . . . 68
     7.8   Limitation on Capital Expenditures. . . . . . . . . . . . . . 68
     7.9   Limitation on Investments, Loans and Advances . . . . . . . . 69
     7.10  Limitation on Optional Payments and Modifications of
           Debt Instruments, etc . . . . . . . . . . . . . . . . . . . . 71
     7.11  Limitation on Transactions with Affiliates. . . . . . . . . . 72
     7.12  Limitation on Sales and Leasebacks. . . . . . . . . . . . . . 72
     7.13  Limitation on Changes in Fiscal Periods . . . . . . . . . . . 72
     7.14  Limitation on Negative Pledge Clauses . . . . . . . . . . . . 72
     7.15  Limitation on Lines of Business . . . . . . . . . . . . . . . 73
     7.16  Amendments, etc . . . . . . . . . . . . . . . . . . . . . . . 73
     7.17  Limitation on New Subsidiaries. . . . . . . . . . . . . . . . 73

SECTION 8.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . 73

SECTION 9.  The Administrative Agent . . . . . . . . . . . . . . . . . . 77
     9.1   Appointment . . . . . . . . . . . . . . . . . . . . . . . . . 77
     9.2   Delegation of Duties. . . . . . . . . . . . . . . . . . . . . 77
     9.3   Non-Reliance on the Administrative Agent. . . . . . . . . . . 77
     9.4   Notice of Default . . . . . . . . . . . . . . . . . . . . . . 78
     9.5   Certain Rights of the Administrative Agent. . . . . . . . . . 78
     9.6   Reliance by Administrative Agent. . . . . . . . . . . . . . . 78
     9.7   Indemnification . . . . . . . . . . . . . . . . . . . . . . . 79
     9.8   Administrative Agent in Its Individual Capacity . . . . . . . 79
     9.9   Successor Administrative Agent. . . . . . . . . . . . . . . . 80

SECTION 10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 80
     10.1  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . 80
     10.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
     10.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . 82


                                   (iii)

                                                                       Page

     10.4   Survival of Representations and Warranties . . . . . . . . . 82
     10.5   Payment of Expenses and Taxes. . . . . . . . . . . . . . . . 82
     10.6   Successors and Assigns; Participations and Assignments . . . 83
     10.7   Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . . 86
     10.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 86
     10.9   Severability . . . . . . . . . . . . . . . . . . . . . . . . 86
     10.10  Integration. . . . . . . . . . . . . . . . . . . . . . . . . 87
     10.11  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . 87
     10.12  Submission To Jurisdiction; Waivers. . . . . . . . . . . . . 87
     10.13  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . 88
     10.14  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . 88
     10.15  Headings Descriptive . . . . . . . . . . . . . . . . . . . . 88
     10.16  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 88
     10.17  NBA and NHL Rules. . . . . . . . . . . . . . . . . . . . . . 89
     10.18  Team Financing Consent Letters . . . . . . . . . . . . . . . 89
     10.19  MSG Mortgage Recording Events. . . . . . . . . . . . . . . . 89
     10.20  Limited Recourse . . . . . . . . . . . . . . . . . . . . . . 91


ANNEX A             --   Pricing Grid


SCHEDULE 1.1        --   Commitments
SCHEDULE 4.6        --   Litigation
SCHEDULE 4.8        --   Government Approvals
SCHEDULE 4.16       --   Tax Matters
SCHEDULE 4.17       --   ERISA Matters
SCHEDULE 4.18       --   Subsidiaries
SCHEDULE 4.21       --   Real Property
SCHEDULE 4.22       --   Collective Bargaining Agreements; Labor Matters
SCHEDULE 4.23       --   Existing Indebtedness
SCHEDULE 5.1(j)     --   Insurance
SCHEDULE 7.3(d)     --   Existing Liens
SCHEDULE 7.9(f)     --   Existing Investments, Loans and Advances


EXHIBIT A-1         --   Form of Revolving Credit Note
EXHIBIT A-2         --   Form of Overdraft Note
EXHIBIT B           --   Form of Term Note
EXHIBIT C           --   Form of Officer's Certificate
EXHIBIT D           --   Form of Secretary's Certificate
EXHIBIT E           --   Form of Subsidiary Guaranty

                                       (iv)

                                                                       Page

EXHIBIT F-1         --   Form of Credit Party Pledge Agreement
EXHIBIT F-2-A       --   Form of NBA Team Pledge Agreement
EXHIBIT F-2-B       --   Form of NHL Team Pledge Agreement
EXHIBIT G-1         --   Form of Credit Party Security Agreement
EXHIBIT G-2-A       --   Form of NBA Team Security Agreement
EXHIBIT G-2-B       --   Form of NHL Team Security Agreement
EXHIBIT H           --   Form of MSG Mortgage
EXHIBIT I           --   Form of Solvency Certificate
EXHIBIT J           --   Form of Assignment and Acceptance


                                         (v)

                                                                    Schedule 1.1


                                         Term Loan             Revolving Credit
                                         Commitment            Commitment
                                        ------------           ----------------

The Chase Manhattan Bank                                       $ 45,000,000.00
The Bank of Nova Scotia                                        $ 34,000,000.00
Toronto Dominion (New York), Inc.                              $ 34,000,000.00
General Electric Capital Services                              $ 24,000,000.00
Barclays Bank Plc                                              $ 24,000,000.00
Bank of Montreal, Chicago Branch                               $ 24,000,000.00
The Bank of New York                                           $ 24,000,000.00
Banque Paribas                                                 $ 24,000,000.00
Credit Lyonnais, New York Branch                               $ 24,000,000.00
Royal Bank of Canada                                           $ 24,000,000.00
Union Bank of California, N.A.                                 $ 24,000,000.00
BankBoston, N.A.                                               $ 15,000,000.00
Bankers Trust Company                                          $ 15,000,000.00
Corestates Bank, N.A.                                          $ 15,000,000.00
Fleet Bank, N.A.                                               $ 15,000,000.00
The Industrial Bank of Japan,
    Limited,  New York Branch                                  $ 15,000,000.00
LTCB Trust Company                                             $ 15,000,000.00
The Mitsubishi Trust and
    Banking Corporation                                        $ 15,000,000.00
NationsBank of Texas, N.A.                                     $ 15,000,000.00
PNC Bank, National Association                                 $ 15,000,000.00
The Sakura Bank, Limited                                       $ 15,000,000.00
Societe Generale, New York Branch                              $ 15,000,000.00
Banque Francaise du Commerce
     Exterieur                                                 $ 15,000,000.00
The Fuji Bank, Limited, New York
     Branch                                                    $ 15,000,000.00
                                                               ---------------

  Total                                     $0.00              $500,000,000.00
                                                               ---------------
                                                               ---------------

                                                                         Annex A

                                PRICING GRID FOR LOANS


                                                            Applicable
                                   Applicable Margin        Margin for
Consolidated Leverage Ratio        for Eurodollar Loans     ABR Loans
---------------------------        --------------------     -----------
Greater than 3.00 to 1.0                 0.875%                  0%
Less than or equal to 3.00 to 1.0        0.75%                   0%

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the first day (the "Adjustment Date") of the month following the month in which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 60th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that an Adjustment Date shall be deemed to occur on the Second Amendment Effective Date with the calculations made by reference to the most recent financial statements delivered to the Lenders pursuant to subsection 6.1, adjusted to give pro forma effect to the repayment of the Term Loans made on the Second Amendment Effective Date. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.00 to 1. Each determination of the Consolidated Leverage Ratio pursuant to this paragraph shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

          CREDIT AGREEMENT, dated as of June 6, 1997, among MADISON SQUARE GARDEN, L.P., a Delaware limited partnership (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"),
TORONTO DOMINION (NEW YORK), INC., as documentation agent for the Lenders hereunder and THE BANK OF NOVA SCOTIA, as syndication agent for the Lenders hereunder.


                                W I T N E S S E T H :


          WHEREAS, the Borrower intends to redeem a portion of its partnership interests held indirectly by ITT Corporation and refinance certain of its Indebtedness, including Indebtedness outstanding under the Existing Agreement (as defined below);

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties to this Agreement hereby agree as follows:


                               SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR" shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors) and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans" shall mean Loans the rate of interest applicable to which is based upon the ABR.

          "Adjustment Date" shall have the meaning provided in the Pricing Grid.

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.9.

          "Affiliate" as to any Person, means any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the NBA nor the NHL nor any other franchisee or member of the NBA or the NHL nor any of their respective subsidiaries or affiliates shall be or be deemed to be an Affiliate of any Credit Party.

          "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

          "Aircraft" shall have the meaning provided in the Aircraft Contribution Agreement.

          "Aircraft Contribution Agreement" shall mean the Aircraft Contribution Agreement, dated as of April 15, 1997, among GHC, MSG Eden, ITT MSG, ITT Flight Operations, Inc., a Pennsylvania corporation, and the Borrower, as the same shall be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

          "Applicable Margin" shall mean for ABR Loans, 1.00%, and for Eurodollar Loans, 2.00%; provided, that on and after the first Adjustment Date occurring after the Effective Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

          "Application" shall mean an application, in such form (reasonably acceptable to the Borrower) as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Asset Sale" shall mean the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary of any asset of the Borrower or such Subsidiary including any Signage Sale and the sales or dispositions contemplated by subsection 7.5(l) but excluding sales, transfers or other dispositions of obsolete or excess equipment.

          "Assignee" shall have the meaning provided in subsection 10.6(c).

          "Assignor" shall have the meaning provided in subsection 10.6(c).

          "Available Revolving Credit Commitment" shall mean as to any Lender at any time, an amount equal to (a) such Lender's Revolving Credit Commitment minus
(b) such Lender's Revolving Extensions of Credit.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing Date" shall mean any date which is (i) the date on which the Term Loans are made, or (ii) any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

          "Cablevision" shall mean Cablevision Systems Corporation, a Delaware corporation.

          "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Lender or
(y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Group ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, respectively, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

          "Cash Proceeds" shall mean, with respect to any Asset Sale or issuance of any Capital Stock or Indebtedness, the aggregate cash payments (including, in the case of any Asset Sale, (i) any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received and (ii) any cash received upon the sale or disposition of the broadcast rights described in subsection 7.5(l), to the extent such cash payment represents an upfront payment on such sale or disposition which is materially disproportionate to the other payments to be received over the time period for which such broadcast rights have been so sold or disposed) received by the Borrower and/or any Subsidiary from such Asset Sale or such issuance.

          "Change of Control" shall mean (a) Rainbow shall cease to own directly or indirectly, in the aggregate at least 60% of the Borrower's equity voting rights, (b) Rainbow shall cease to have management control of the Borrower, (c) Cablevision and the Dolan Family Interests shall cease to own in the aggregate at least 50.1% of the voting stock of Rainbow or (d) Cablevision or Dolan shall cease to have management control over the business and operations of Rainbow.

          "Chase" shall mean The Chase Manhattan Bank, a New York banking corporation.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

          "Collective Bargaining Agreement" shall have the meaning provided in subsection 4.22(a).

          "Commitment" shall mean as to any Lender (including the Overdraft Lender), the sum of the Term Loan Commitment, the Revolving Credit Commitment and the Overdraft Commitment of such Lender.

          "Consolidated Capital Expenditures" shall mean expenditures by the Borrower or any of its Subsidiaries for the purchase of assets of long-term use which are capitalized in accordance with GAAP. Notwithstanding the foregoing, the acquisition of the Aircraft by the Borrower or any of its Subsidiaries pursuant to the Aircraft Contribution Agreement and the Partnership Interest Transfer Agreement shall not constitute a Consolidated Capital Expenditure for any purpose of this Agreement.

          "Consolidated EBIT" shall mean, for any period, Consolidated Net Income of the Borrower and its Subsidiaries, before interest income, interest expense and provision for taxes and without giving effect to any extraordinary gains or losses from sales of assets (other than sales of tickets, product or other inventory in the ordinary course of business) or to any financing costs related to this Agreement or the Transaction and less any amounts received in connection with the sale or disposition of the broadcast rights described in subsection 7.5(l) to the extent such amounts have previously been included within clause (ii) of the definition of "Cash Proceeds".

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all depreciation expense and amortization expense and non-cash charges that were deducted in determining such Consolidated EBIT.

          "Consolidated Fixed Charges" shall mean, for any fiscal year, the sum (without duplication) of (A) Consolidated Interest Expense for such fiscal year plus (B) required principal payments on the Indebtedness of the Borrower or any of its Subsidiaries during such fiscal year (whether or not paid but excluding refinancings) plus (C) Consolidated Capital Expenditures made (or in respect of which an irrevocable commitment to make such Consolidated Capital Expenditures has been made) during such fiscal year (other than such Consolidated Capital Expenditures which were committed to, and included in Consolidated Fixed Charges, for the immediately preceding fiscal year) plus (D) any payments made during such fiscal year by the Borrower or any of its Subsidiaries for services rendered relating to the Yankee Contract (but only to the extent such payments are not included in Consolidated EBITDA) plus (E) other cash expenses not included in Consolidated EBITDA minus (F) prepaid deposits relating to sales of tickets of any of the Teams during such fiscal year plus or minus, as the case may be, (G) the change (whether positive or negative) in Consolidated Working Capital during such fiscal year.

          "Consolidated Indebtedness" shall mean the principal amount of all Indebtedness, excluding Contingent Obligations, of the Borrower and its Subsidiaries required to be accounted for as debt in accordance with GAAP and determined on a consolidated basis in accordance with GAAP; provided however that for the purposes of subsection 7.1(a) only, there shall be excluded in determining Consolidated Indebtedness (i) any deferred payments then due and owing by the Borrower or any of its Subsidiaries for services rendered relating to the Yankee Contract or any contract with athletes and/or coaches and/or independent talent or broadcast personalities, (ii) amounts owing and payable to Georgetown Associates ("Georgetown") in connection with consulting work performed by Georgetown related to renovations on the Madison Square Garden Arena up to a maximum amount during the term of this Agreement of $6,300,000 and (iii) amounts owing and payable in connection with the purchase of the American Hockey League franchise located in Binghamton, New York, up to a maximum amount of $1,950,000.

          "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing but excluding, however, (i) any amortization of deferred financing costs or costs in respect of interest rate swaps and (ii) interest expense attributable to any of the items (i) through (iii) in the proviso to the definition of "Consolidated Indebtedness", all as determined in accordance with GAAP.

          "Consolidated Leverage Ratio" shall mean, as at the last day of any Test Period, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the Test Period ended on such day; provided that, prior to and for so long as the Garden Programming Loan Agreement is in effect, debt, income and interest expense of Garden Programming shall not be considered for purposes of computing the Consolidated Leverage Ratio.

          "Consolidated Net Income" shall mean for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period taken as a single accounting period.

          "Consolidated Working Capital" shall mean at any date, the excess of
(a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding the current portion of any Indebtedness for borrowed money.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, or (y) for avoidance of doubt, any indemnification obligations. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Contribution" shall mean the contribution by certain Subsidiaries of Rainbow and, under certain circumstances set forth in the SportsChannel Contribution Agreement, ITT MSG, of all their right, title and interest in SportsChannel Associates.

          "Credit Documents" shall mean this Agreement, the Notes, the Security Documents and the Subsidiary Guaranty.

          "Credit Party" shall mean and include the Borrower and each of its Subsidiaries (including any New Subsidiaries but excluding, prior to and so long as the Garden Programming Loan Agreement is in effect, Garden Programming).

          "Credit Party Pledge Agreement" shall have the meaning provided in subsection 5.1(h)(i).

          "Credit Party Security Agreement" shall have the meaning provided in subsection 5.1(h)(iii).

          "Default" shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Dolan" shall mean Charles F. Dolan.

          "Dolan Family Interests" shall mean (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

          "Dolan Family Members" shall mean Dolan, his spouse, his descendants and any spouse of any of such descendants.

          "Dollars" and "$" shall mean lawful money of the United States of America.

          "Effective Date" shall mean the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings against any Credit Party or any Real Property of any Credit Party relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereinafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, each of the foregoing relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C Section 9601 et seq., the Resource Conservation and Recovery Act, as amended 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 7401 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of Sections 414(b) or (c) of the Code, except that, for purposes of Section 302 of ERISA and Sections 412, 4971 and 4980 of the Code, "ERISA Affiliate" shall mean each such person which together with the Borrower or a Subsidiary would be deemed to be a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          "Eurocurrency Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the offered rate for Dollar deposits with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the applicable Telerate Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans to be outstanding during such Interest Period.

          "Eurodollar Loans" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                Eurodollar Base Rate
                       ----------------------------------------
                       1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche" shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default" shall have the meaning provided in Section 8.

          "Excess Cash Flow" shall mean for any fiscal year of the Borrower, the excess, if any, of (a) Consolidated EBITDA for such fiscal year over (b)(i) Consolidated Fixed Charges, (ii) plus or minus (without duplication) the cash portion of any extraordinary gains or losses incurred during such fiscal year without duplication of mandatory prepayments resulting from any transaction giving rise thereto plus (iii) $5,000,000.

          "Excess Cash Flow Application Date" shall have the meaning provided in subsection 2.10(c).

          "Existing Agreement" shall mean the Credit Agreement, dated as of January 20, 1995, among MSG Holdings, L.P., a Delaware limited partnership as predecessor to the Borrower, the lending institutions listed from time to time on Annex I thereto and Chemical Bank, as predecessor to Chase, as agent, as amended, supplemented or otherwise modified from time to time.

          "Existing Indebtedness" shall have the meaning provided in subsection 4.23.

          "Facility" shall mean each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

          "Federal Funds Effective Rate" shall have the meaning provided in the definition of "ABR".

          "Fixed Charge Coverage Ratio" shall mean, as of the last day of any fiscal year, the ratio of (i) the sum of (A) Consolidated EBITDA for the fiscal year ended on such day plus (B) the average of the quarterly Available Revolving Credit Commitment (with the quarterly Available Revolving Credit Commitment for each quarter being computed by taking the average of the Available Revolving Credit Commitment on the first day of such fiscal quarter and on the last day of such fiscal quarter) for each quarter during such fiscal year to (ii) Consolidated Fixed Charges for such fiscal year.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement.

          "Garden Programming" shall mean Garden Programming, L.L.C., a Delaware limited liability company.

          "Garden Programming Accommodation Arrangements" shall mean certain financial accommodation arrangements to be entered into between Garden Programming and certain Persons with which Garden Programming or any of its Affiliates has television broadcast rights in an aggregate principal amount not to exceed $40,000,000.

          "Garden Programming Lenders" shall mean Chase and the other financial institutions making loans to Garden Programming under the Garden Programming Loan Agreement.

          "Garden Programming Loan Agreement" shall mean a loan agreement to be entered into by Garden Programming and the Garden Programming Lenders providing a portion of the proceeds for the Garden Programming Accommodation Arrangements.

          "General Partner" shall mean MSG Eden Corporation, a Delaware corporation, as general partner of the Borrower.

          "GHC" shall mean Garden L.P. Holding Corp., a Delaware corporation.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any applicable Environmental Law.

          "Incur" shall mean issue, assume, guarantee, incur or otherwise become liable for; and the term "Incurrence" shall have a correlative meaning.

          "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services (including broadcast services) which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person,
(iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services on a take-or-pay or similar basis, and (vii) all Contingent Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising and paid in the ordinary course of business.

          "Initial Borrowing Date" shall mean the date which is the first Borrowing Date.

          "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent" shall mean pertaining to a condition of Insolvency.

          "Intellectual Property" shall have the meaning provided in subsection 4.19.

          "Interest Coverage Ratio" shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

          "Interest Payment Date" shall mean (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day within such Interest Period which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of repayment thereof at final stated maturity.

          "Interest Period" shall mean as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii)any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable;

               (iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month which is the specified number of months after such first calendar month; and

               (iv)the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate swap agreement, interest rate futures contract, interest rate option, interest rate cap, interest rate floor, interest rate collar, basis swap, forward rate agreement, or other interest rate hedge arrangement or similar arrangement, or any combination of any of the foregoing, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

          "Issuing Lender" shall mean Chase or any of its Affiliates, in its capacity as issuer of any Letter of Credit.

          "ITT" shall mean ITT Corporation, a Nevada corporation.

          "ITT Eden" shall mean ITT Eden Corporation, a Delaware corporation.

          "ITT MSG" shall mean ITT MSG Inc., a Delaware corporation.

          "L/C Commitment": shall mean the obligation to issue Letters of Credit hereunder in an aggregate amount not to exceed $25,000,000.

          "L/C Obligations" shall mean at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5 or otherwise.

          "L/C Participants" shall mean with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that have issued such Letter of Credit.

          "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Lender" shall have the meaning provided in the first paragraph of this Agreement.

          "Letter Agreement" shall mean the letter agreement among Cablevision, Rainbow, the Borrower and ITT, dated April 15, 1997.

          "Letters of Credit" shall have the meaning provided in subsection 3.1(a).

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Limited Partners" shall mean, collectively, ITT MSG and GHC, as limited partners of the Borrower.

          "Limited Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Madison Square Garden, L.P., dated as of April 15, 1997, among the Limited Partners and the General Partner as in effect on the Initial Borrowing Date, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof and thereof.

          "Loan" shall mean any loan or advance made by any Lender (including the Overdraft Lender) pursuant to this Agreement.

          "Majority Facility Lenders" shall mean with respect to any Facility, Lenders which collectively are the holders of not less than 51% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (provided, that in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, such term shall mean Lenders which are collectively the holders of not less than 51% of the aggregate amount of the Revolving Credit Commitments).

          "Majority Revolving Credit Facility Lenders" shall mean the Majority Facility Lenders in respect of the Revolving Credit Facility.

          "Margin Stock" has the meaning provided in Regulation U of the Board.

          "Material Adverse Effect" shall mean a material adverse effect on: (a) the business, assets, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole (other than changes relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses) or (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided that none of the following events, occurrences or circumstances shall constitute a Material Adverse Effect: (i) the consummation of the Transaction and (ii) any strike, lock-out or other labor controversy, including (x) any actions or proceedings involving any Teams or unions representing any employees or agents of the Borrower, any of its Subsidiaries or any Teams or (y) any individual disputes with employees or agents (including players, coaches or scouts) of the Borrower, any of such Subsidiaries or any Teams, whether (1) in negotiating extensions or renewals of contracts or (2) related to any such employee or agent seeking an improvement in such individual's arrangements with the Borrower, any of such Subsidiaries or any Team in advance of scheduled contract extensions or renewals.

          "MSG" shall mean Madison Square Garden Corporation, a Delaware corporation.

          "MSG Eden" shall mean MSG Eden Corporation, a Delaware corporation.

          "MSG Mortgage" shall have the meaning provided in subsection
5.1(h)(iv).

          "MSG Mortgaged Property" shall have the meaning provided in subsection 5.1(h)(iv).

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NBA" shall mean The National Basketball Association (or any successor).

          "NBA Entities" shall mean collectively the NBA, NBA Properties Inc., a New York corporation, the NBA Market Extension Partnership, a New Jersey general partnership and NBA Development, LLC, a Delaware limited liability company, or any successor to any of the foregoing.

          "NBA Financing Consent Letter" shall have the meaning provided in subsection 5.1(h)(v).

          "NBA Rules" shall mean, collectively, the NBA Constitution and By-Laws, the governing documents of the NBA Entities, and present and future rules, regulations, memoranda, resolutions and directives of the NBA Board of Governors or the NBA Commissioner.

          "NBA Security Documents" shall mean, collectively, the NBA Team Pledge Agreement and the NBA Team Security Agreement.

          "NBA Team Pledge Agreement" shall have the meaning provided in subsection 5.1(h)(ii).

          "NBA Team Security Agreement" shall have the meaning provided in subsection 5.1(h)(iii).

          "Net Cash Proceeds" shall mean, with respect to any Asset Sale or the issuance of any Capital Stock or Indebtedness, the Cash Proceeds resulting therefrom net of expenses of the sale or issuance (including, with respect to any Asset Sale, the payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

          "New Subsidiary" shall have the meaning provided in subsection 7.17.

          "NHL" shall mean The National Hockey League (or any successor).

          "NHL Entities" shall mean collectively the NHL, NHL Enterprises, L.P., a Delaware limited partnership, NHL Enterprises, Inc., a Delaware corporation, NHL Enterprises

Canada, L.P., an Ontario limited partnership, and National Hockey League Enterprises Canada, Inc., or any successor to any of the foregoing.

          "NHL Financing Consent Letter" shall have the meaning provided in subsection 5.1(h)(v).

          "NHL Rules" shall mean, collectively, the NHL Constitution and By-Laws, the governing documents of the NHL Entities, and present and future rules, regulations, memoranda, resolutions and directives of the NHL Board of Governors or the NHL Commissioner.

          "NHL Security Documents" shall mean, collectively, the NHL Team Pledge Agreement and the NHL Team Security Agreement.

          "NHL Team Pledge Agreement" shall have the meaning provided in subsection 5.1(h)(ii).

          "NHL Team Security Agreement" shall have the meaning provided in subsection 5.1(h)(iii).

          "Non-Excluded Taxes" shall have the meaning provided in subsection 2.18(a).

          "Non-U.S. Lender" shall have the meaning provided in subsection
2.18(b).

          "Notes" shall mean the collective reference to the Term Notes and the Revolving Credit Notes.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

          "Overdraft Advance" shall mean any advance made by the Overdraft Lender to cover overdrafts by the Borrower in its designated primary operating account maintained with the Overdraft Lender.

          "Overdraft Commitment" shall mean the obligation of the Overdraft Lender, if any, to make Overdraft Advances in an aggregate principal amount not to exceed the Overdraft Maximum Amount.

          "Overdraft Lender" shall mean Chase acting as the "Overdraft Lender" in accordance with subsection 3.9.

          "Overdraft Maximum Amount" shall mean $10,000,000, as the same may be changed from time to time pursuant to the terms hereof.

          "Overdraft Note" shall have the meaning provided in subsection 2.6(e).

          "Participant" shall have the meaning provided in subsection 10.6(b).

          "Partners" shall mean the General Partner and the Limited Partners.

          "Partnership Acknowledgements" shall mean "Acknowledgements" substantially in the form of Annex D to each Team Pledge Agreement.

          "Partnership Interest Transfer Agreement" shall mean the Partnership Interest Transfer Agreement, dated as of April 15, 1997, among ITT, ITT Eden, ITT MSG, Cablevision, Rainbow, Rainbow Garden, GHC, MSG Eden and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

          "Partnership Notices" shall mean "Partnership Notices" substantially in the form of Annex C to each Team Pledge Agreement.

          "Partnership Transaction" shall mean item (i) contained in the definition of the term "Transaction".

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

          "Permitted Acquisition" shall have the meaning provided in subsection 7.15.

          "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan" shall mean at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements" shall mean the Credit Party Pledge Agreement and each Team Pledge Agreement.

          "Pledged Entity" shall mean each "Pledged Entity" as defined in each Team Pledge Agreement.

          "Pledged Securities" shall mean all the Pledged Securities as defined in each of the Pledge Agreements.

          "Pricing Grid" shall mean the pricing grid attached hereto as Annex A.

          "Prime Rate" shall have the meaning provided in the definition of "ABR".

          "Projections" shall have the meaning provided in subsection 6.2(b).

          "Rainbow" shall mean Rainbow Media Holdings, Inc., a Delaware corporation.

          "Rainbow Garden" shall mean Rainbow Garden Corp., a Delaware corporation.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Recovery Event" shall mean any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding relating to any property of the Borrower or any of its Subsidiaries, excluding any such settlement or payment which, together with any related settlement or payment, yields gross proceeds to the Borrower or any of its Subsidiaries of less than $1,000,000.

          "Register" shall have the meaning provided in subsection 10.6(d).

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reimbursement Obligation" shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

          "Reorganization" shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations issued pursuant to Section 4043(c) of ERISA.

          "Required Lenders" shall mean Lenders which collectively are the holders of not less than 51% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the aggregate amount of the Revolving Credit Commitments or, if the Revolving Credit

Commitments have been terminated, the Total Revolving Extensions of Credit and the outstanding Overdraft Advances.

          "Requirement of Law" shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" shall mean the chief executive officer, the president, any vice president or senior vice president, the treasurer or any assistant treasurer, the secretary or assistant secretary and the chief financial officer of the General Partner.

          "Revolving Credit Commitment" shall mean as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans and to participate in Letters of Credit, in an aggregate principal and/or face amount of Revolving Credit Loans and/or Letters or Credit not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Credit Commitments is $200,000,000.

          "Revolving Credit Commitment Period" shall mean the period from and including the Effective Date to the Revolving Credit Termination Date.

          "Revolving Credit Facility" shall have the meaning provided in the definition of "Facility".

          "Revolving Credit Lender" shall mean each Lender which (i) has a Revolving Credit Commitment or which has made Revolving Credit Loans or (ii) has participations in outstanding Letters of Credit.

          "Revolving Credit Loans" shall have the meaning provided in subsection 2.4.

          "Revolving Credit Note" shall have the meaning provided in subsection 2.6(e).

          "Revolving Credit Percentage" shall mean as to any Revolving Credit Lender at any time, the percentage which the amount of such Lender's Revolving Credit Commitment then constitutes of the amount of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the sum of the aggregate principal amount of such Lender's Revolving Credit Loans and L/C Obligations then outstanding plus, in the case of the Overdraft Lender, the aggregate principal amount of the Overdraft Advances then outstanding, constitutes of the aggregate principal amount of the Revolving Credit Loans, L/C Obligations and Overdraft Advances then outstanding).

          "Revolving Credit Termination Date" shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date or, if such date is not a Business Day, the Business Day next preceding such date and (b) the date upon which the Revolving Credit Commitments shall be earlier terminated pursuant hereto.

          "Revolving Extensions of Credit" shall mean as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and
(b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

          "Scheduled Revolving Credit Termination Date" shall mean December 31, 2004.

          "Security Agreement Collateral" shall mean all "Collateral" as defined in each of the Security Agreements.

          "Security Agreements" shall mean the Credit Party Security Agreement and each Team Security Agreement.

          "Security Documents" shall mean each Pledge Agreement, each Security Agreement and, once recorded, the MSG Mortgage.

          "Signage Sale" shall mean the sale of signage (i.e. the sale to a third-party of the right to designate the name) with respect to the building constituting Madison Square Garden or any theater located therein.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent" shall mean, with respect to any Person on any date, that on such date (i) the fair value of the property (tangible or intangible) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such person, (ii) the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured will not be greater than the fair salable value of the assets of such Person at such time, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which such Person is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.

          "SportsChannel Contribution Agreement" shall mean the SportsChannel Contribution Agreement, dated as of April 15, 1997, among Rainbow, GHC, Rainbow Garden, SportsChannel New York Holding Partnership, SportsChannel Associates Holding Corporation, MSG Eden, ITT MSG, ITT Eden and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Subsidiary Guaranty" shall have the meaning provided in subsection 5.1(g).

          "Team" shall have the meaning provided in subsection 7.5(l).

          "Team Financing Consent Letter" shall have the meaning provided in subsection 5.1(h)(v).

          "Team Pledge Agreement" shall have the meaning provided in subsection 5.1(h)(ii)

          "Team Security Agreement" shall have the meaning provided in subsection 5.1(h)(iii).

           "Telerate Page" means the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

          "Term Loan" shall have the meaning provided in subsection 2.1.

          "Term Loan Commitment" shall mean as to any Term Loan Lender, the obligation of such Term Loan Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1. The original aggregate amount of the Term Loan Commitments is $650,000,000.

          "Term Loan Facility" shall have the meaning provided in the definition of "Facility".

          "Term Loan Lender" shall mean each Lender which has a Term Loan Commitment or, on or after the Effective Date, which has made a Term Loan.

          "Term Loan Percentage" shall mean as to any Term Loan Lender at any time, the percentage which the amount of such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Effective Date, the percentage which the principal amount of such Lender's Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          "Term Note" shall have the meaning provided in subsection 2.6(e).

          "Test Period" shall mean for any determination the four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

          "Total Revolving Extensions of Credit" shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

          "Transaction" shall mean, collectively, (i) the redemption by the Borrower from time to time of some or all of its partnership interests held by ITT MSG and the redemption by MSG Eden of its Capital Stock held by ITT Eden with proceeds obtained from the Borrower pursuant to the Partnership Interest Transfer Agreement, (ii) the refinancing of all Indebtedness of the Borrower under the Existing Agreement in an aggregate principal amount equal to approximately $280,000,000, (iii) the Contribution and (iv) the incurrence of the Loans hereunder on the Initial Borrowing Date.

          "Transferee" shall have the meaning provided in subsection 10.6(f).

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., an ABR Loan or Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code.

          "Unfunded Current Liability" of any Single Employer Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Single Employer Plan as of the close of its most recent plan year exceeds the then current fair market value of the assets allocable thereto based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Single Employer Plan.

          "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised from time to time.

          "Wholly Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is incorporated, organized or formed under the laws of the United States or any State thereof.

          "Wholly Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

          "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

          "Yankee Contract" shall mean collectively (i) the Ancillary Agreement, dated as of November 22, 1988, between New York Yankees Limited Partnership and MSG Network, (ii) the Game Fee Agreement, dated as of November 22, 1988, between New York Yankees Limited Partnership and MSG Network, (iii) the Rights Agreement, dated as of November 22, 1988, between New York Yankees Limited Partnership and MSG Network and (iv) the Modification, dated as of January 25, 1991, by and between New York Yankees Limited Partnership and MSG Network.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Subsection, Section, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Unless otherwise provided, references herein to the word "include", "includes" or "including" shall be deemed to include, without limitation, the item or items mentioned following such word.

                     SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS.

          2.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (a "Term Loan") to the Borrower on the Effective Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender then in effect. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.11.

          2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) requesting that the Term Loan Lenders make the Term Loans on the Effective Date and specifying the amount to be borrowed. The Term Loans made on the Effective Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date each Term Loan Lender shall make available to the Administrative Agent at its office specified in subsection 10.2 an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent (or such other account as the Borrower may specify in the related borrowing notice) with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

          2.3 Repayment of Term Loans. The Term Loans shall be repayable in 26 consecutive quarterly installments, payable on the last day of each March, June, September and December commencing September 30, 1998 in the principal amount for each installment equal to (x) the amount set forth opposite the year in which such installment is due divided by (y) the number of installments due in such year:

          Year                          Amount
          ----                          ------

          1998                          $ 40,000,000
          1999                            50,000,000
          2000                            90,000,000
          2001                           100,000,000
          2002                           120,000,000
          2003                           120,000,000
          2004                           130,000,000

          2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment; provided that the

                                                                             25
Lenders shall not have any obligation to make any Revolving Credit Loans if, after giving effect to the making of such Revolving Credit Loans, the aggregate principal amount of L/C Obligations, Revolving Credit Loans and Overdraft Advances then outstanding would exceed the Revolving Credit Commitments at such time. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit Termination Date.

          (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

          2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or
(b) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $2,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its Revolving Credit Percentage share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon, New York City time in the case of Eurodollar Loans, and prior to 3:00 P.M. New York City time in the case of ABR Loans, in each case on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office (or such other account as the Borrower may specify in the related borrowing notice) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

          2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of
(i) each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan of

                                                                             26
such Revolving Credit Lender on the Revolving Credit Termination Date, (ii) the Overdraft Lender, the then unpaid principal amount of the Overdraft Advances of the Overdraft Lender on the Revolving Credit Termination Date and (iii) each Term Loan Lender, the principal amount of the Term Loan of such Lender in accordance with the amortization schedule set forth in subsection 2.3 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Term Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.13.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(d), and a subaccount therein for each Lender (including the Overdraft Lender), in which shall be recorded (i) the amount of each Overdraft Advance, Revolving Credit Loan and Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender (including the Overdraft Lender) hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender (including the Overdraft Lender) or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or Overdraft Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "Revolving Credit Note") and/or (ii) a promissory note of the Borrower evidencing the Overdraft Advances of the Overdraft Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (an "Overdraft Note") and/or (iii) a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a "Term Note").

                                                                             27
          2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent (i) for the account of each Revolving Credit Lender, a commitment fee for the period from and including the date hereof to the last day of the Revolving Credit Commitment Period, computed at the rate of 0.375% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof and (ii) for the account of each Term Loan Lender, a commitment fee for the period from and including the date hereof to the Effective Date, computed at the rate of 0.375% per annum on the Term Loan Commitment of such Lender during the period for which payment is made, payable on the Effective Date.

          (b) The Borrower agrees to pay or cause to be paid to the Administrative Agent the fees in the amounts and on the dates as previously agreed between Affiliates of the Borrower and the Administrative Agent.

          2.8 Termination or Reduction of Revolving Credit Commitments or Overdraft Commitment. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or the Overdraft Commitment or, from time to time, to reduce the amount of the Revolving Credit Commitments or the Overdraft Maximum Amount; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Overdraft Advances made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the aggregate Revolving Credit Commitments then in effect and no such termination of the Overdraft Commitment or reduction of the Overdraft Maximum Amount shall be permitted if, after giving effect thereto and to any prepayments of the Overdraft Advances made on the effective date thereof, the outstanding Overdraft Advances would exceed the Overdraft Commitment then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, shall reduce permanently the Revolving Credit Commitments or the Overdraft Commitment, as the case may be, then in effect, and, in the case of a reduction of the Revolving Credit Commitments, shall reduce the Lenders' Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Percentages. Upon receipt of any notice pursuant to this subsection 2.8, the Administrative Agent shall promptly notify each Revolving Credit Lender or, in the case of a reduction in the Overdraft Commitment, the Overdraft Lender, of the contents thereof.

          2.9 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans (other than the Overdraft Advances), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and by 12:00 Noon, New York City time, on the date of payment in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination

                                                                             28
thereof, and, if of a combination thereof, the amount allocable to each (specifying, if necessary to avoid ambiguity, the last day of the related Interest Periods for any Eurodollar Loans being prepaid); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to subsection 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given by the Borrower, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Optional prepayments on account of the Term Loans shall be applied first to the immediately following four installments thereof and thereafter ratably to the remaining installments thereof based upon their respective principal amounts and may not be reborrowed. In addition, the Borrower may from time to time prepay the Overdraft Advances, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Overdraft Lender at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Overdraft Advances may be in any amount.

          2.10 Mandatory Prepayments and Commitment Reductions. (a) If, after the Effective Date, any Capital Stock or Indebtedness shall be issued or Incurred by the Borrower or any of its Subsidiaries (excluding (i) any issuance of Capital Stock by the Borrower to Cablevision or Rainbow or any of their Subsidiaries, (ii) any Indebtedness permitted under subsection 7.2 and (iii) any adjustment of the "Profit Percentage" (as defined in the Limited Partnership Agreement) of ITT MSG (or any Person substituted for ITT MSG as a limited partner of the Borrower) in connection with the contribution of the Aircraft to the Borrower or any of its Subsidiaries as contemplated by the Aircraft Contribution Agreement and the Limited Partnership Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or Incurrence toward the prepayment of the Term Loans and to the reduction in the amount of the Revolving Credit Commitments and Overdraft Commitment as set forth in subsection 2.10(d).

          (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (unless the proceeds of such Recovery Event have begun to be applied within 180 days of such date to reconstruct or purchase property substantially similar to that which was the subject of such Recovery Event) then such Net Cash Proceeds shall be applied, within five Business Days after such date (or, in the case of a Recovery Event, the proceeds of which are not applied within the time period and/or in the manner described above, upon the lapse of such time period or upon the failure to so apply such proceeds), toward the prepayment of the Term Loans and the reduction in the amount of the Revolving Credit Commitments and Overdraft Commitment as set forth in subsection 2.10(d); provided that (x) (i) so long as the Consolidated Leverage Ratio is greater than 6.0 to 1.0, 50% of the Net Cash Proceeds from Signage Sales from and after the Effective Date shall be excluded from the requirement to so prepay the Term Loans and reduce the amount of the Revolving Credit Commitments and Overdraft Commitment and (ii) so long as the Consolidated Leverage

                                                                             29
Ratio is equal to or less than 6.0 to 1.0, 100% of the Net Cash Proceeds from Signage Sales shall be excluded from the requirement to so prepay the Term Loans and reduce the amount of the Revolving Credit Commitments and Overdraft Commitment and (y) up to an aggregate $10,000,000 of Net Cash Proceeds from Asset Sales (including Signage Sales in excess of the amounts and during the times provided in clause (x)(i)) from and after the Effective Date shall not be required to be used to so prepay the Term Loans and reduce the amount of the Revolving Credit Commitments and Overdraft Commitment and (z) the amounts realized in connection with the disposition of property referred to in subsection 7.5(q) shall not be required to be used to so prepay the Term Loans and reduce the Revolving Credit Commitments and Overdraft Commitments.

          (c) At the end of any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1997, if the Consolidated Leverage Ratio at the end of such fiscal year exceeds 5.0 to 1.0, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of Excess Cash Flow during such year toward the prepayment of the Term Loans and the reduction in the amount of the Revolving Credit Commitments and Overdraft Commitment as set forth in subsection 2.10(d). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in subsection 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (d) All amounts to be applied in accordance with subsections 2.10(a),
(b) and (c) shall be applied, first, to the prepayment in full of the Term Loans, and second, to the permanent and ratable reduction in the amount of each Revolving Credit Lender's Revolving Credit Commitments (and, if the aggregate Revolving Credit Commitments are so reduced to an amount which is less than the Overdraft Commitment then in effect, the Overdraft Commitment shall be reduced to such lesser amount) in accordance with the ratio that the amount of such Revolving Credit Commitment at the time bears to the sum of the amount of the aggregate Revolving Credit Commitments at the time. Amounts so prepaid on account of the Term Loans shall be applied ratably to the then remaining number of installments thereof according to the respective Term Loan Percentages of the Term Loan Lenders and the principal amounts of their respective installments and may not be reborrowed. Any such reduction of the Revolving Credit Commitments (and, if applicable, the Overdraft Commitments) shall be accompanied by prepayment of the Revolving Credit Loans and/or Overdraft Advances to the extent, if any, that the Total Revolving Extensions of Credit and the Overdraft Advances at such time exceed the amount of the aggregate Revolving Credit Commitments as so reduced (or, if applicable, prepayment of the Overdraft Advances to the extent the Overdraft Advances at such time exceed the Overdraft Commitment as so reduced), with any such prepayment of Revolving Credit Loans being accompanied by a notice specifying whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof and, if of a combination thereof, the amount allocable to each and, if necessary to avoid ambiguity, the last day of the related Interest Periods for any Eurodollar Loans being prepaid; provided that if the aggregate principal amount of Revolving Credit Loans and Overdraft Advances then outstanding is less than the amount of such excess

                                                                             30
(because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, cause one or more of the respective beneficiaries of the outstanding Letters of Credit to reduce or replace such outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.

          2.11 Conversion and Continuation Options.(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans (other than Overdraft Advances) to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the initial Interest Period therefor, the required date of such conversion and the amount of ABR Loans to be converted), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined that such a conversion is not appropriate or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent of the amount of the Eurodollar Loan to be continued, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph in respect of any portion or all of such Eurodollar Loan or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the aggregate principal amount of all Eurodollar Loans is less than $5,000,000, such lesser amount), (b) no more than six Eurodollar Tranches under a particular Facility shall be outstanding at any one time and (c) no more than ten Eurodollar Tranches in the aggregate shall be outstanding at any one time.

          2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b)Each ABR Loan (including each Overdraft Advance) shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.13 plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans plus 2%, in each case, with respect to clauses
(i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in the case of Eurodollar Loans and ABR Loans in arrears on each related Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection 2.13 shall be payable from time to time on demand.

          2.14 Computation of Interest and Fees. (a) Interest, fees and other amounts payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders (including the Overdraft Lender) in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 2.13(a) or (c).

          2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination, absent manifest error, shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period (which notice shall be withdrawn when such circumstances no longer prevail), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted to ABR Loans on the last day of the Interest Period applicable thereto. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do when the circumstances giving rise to such notice shall no longer prevail), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder (other than Overdraft Advances), each payment by the Borrower on account of any commitment fee pursuant to subsection 2.7 and, subject to subsection 2.10(d), any reduction of the Commitments of the Lenders shall be made, with regard to the applicable Facility, pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders.

          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Revolving Credit Lenders or the Term Loan Lenders, as the case may be, or, in the case of Overdraft Advances or any amounts with respect thereto, for the account of the Overdraft Lender, at the Administrative Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Revolving Credit Lenders or the Term Loan Lenders, as the case may be, or, in the case of Overdraft Advances or any amounts with respect thereto, to the Overdraft Lender, promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except, in the case of Eurodollar Loans, as otherwise provided in clause (i) of the definition of "Interest Period"). In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 2.16(e) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. The failure of any Lender to make any Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

          2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

             (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.18 and the establishment of a tax based on the overall net income of such Lender and changes in the rate of tax on the overall net income of such Lender);

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

           (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow the Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Loans or to continue to fund or maintain Eurodollar Loans and avoid the need for, or materially reduce the amount of, such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.17, it shall promptly (and in any event no later than 90 days after such Lender becomes entitled to make such claim) notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. If the Borrower notifies the Administrative Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this subsection 2.17(a), the Borrower may convert all Eurodollar Loans of such Lender then outstanding into ABR Loans in accordance with subsection 2.11 and shall, additionally, reimburse such Lender for any cost in accordance with subsection 2.19.

          (b) If any Lender (including the Overdraft Lender) shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent), of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this subsection 2.17 submitted by any Lender to the Borrower (with a copy to the Administrative Agent), showing in reasonable detail the basis for calculation thereof, shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this subsection 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 Taxes. (a) Except as provided below in this subsection, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender (including the Overdraft Lender) as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to the Administrative Agent or any Lender that is not organized under the laws of the United States of America or a state thereof if the Administrative Agent or such Lender fails to comply with the requirements of subsection 2.18(b). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender (or Transferee) that is not a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any state or other jurisdiction thereof) (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing, under penalty of perjury, that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Credit Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms on or before the expiration or obsolescence and promptly upon the invalidity of any form previously delivered by such Non-U.S. Lender and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms.

          (c) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of an Transferee, on the date such Transferee became a party to this Agreement), provided, however, that this clause (c) shall not apply to any Transferee that becomes a Transferee as a result of an assignment, participation, transfer or designation made at the request of the Borrower, and provided further however that this clause (c) shall not apply to the extent the indemnity payment or additional amounts any Transferee would be entitled to receive (without regard to this clause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (b) above.

          (d) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this subsection 2.18 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee) in any legal, economic or regulatory respect.

          2.19 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding loss of profit) or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the current related Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this subsection 2.19, showing in reasonable detail the calculation thereof, submitted to the Borrower by any Lender through the Administrative Agent shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.20 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.17 or 2.18(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document or to designate another lending office for any Loans affected by such event, in each case, with the object of avoiding or reducing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.20 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to subsection 2.17 or 2.18(a).

          2.21 Replacement of Lenders under Certain Circumstances. If at any time (a) the Borrower becomes obligated to pay additional amounts described in subsections 2.17, 2.18 or 2.19 as a result of any condition described in such subsections or any Lender ceases to make Eurodollar Loans pursuant to subsection 2.15, (b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers or (c) any Lender fails to make a Revolving Credit Loan required to be made by it hereunder, then the Borrower may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to subsection 10.6(c) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and reasonably acceptable to the Administrative Agent so long as the Assignor receives an amount equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and other amounts payable hereunder (including amounts payable under Subsection 2.19 as though such Loans were being paid instead of being purchased); provided that (i) the Borrower shall have no right to replace the Administrative Agent, (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity, (iii) in the event of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this subsection 2.21, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 30 days after the Lender shall have demanded payment of additional amounts under one of the subsections described in clause (a) of this subsection 2.21, as the case may be, and (iv) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this subsection 2.21, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender.

                     SECTION 3.  LETTERS OF CREDIT AND OVERDRAFTS

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero or (iii) the aggregate principal amount of L/C Obligations, Revolving Credit Loans and Overdraft Advances then outstanding would exceed the Revolving Credit Commitments at such time. Each Letter of Credit shall (i) be denominated in Dollars and
(ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified in accordance with subsection 10.2(c) an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

          3.3 Commissions, Fees and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commission on each outstanding Letter of Credit at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of such Letter of Credit, to be shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages, from (and including) the date of issuance thereof until (but excluding) the expiration date thereof or the last day of the Revolving Credit Commitment Period, payable in arrears on the last day of each calendar quarter, commencing on the first such date after the issuance of such Letter of Credit, and on such expiration date or the last day of the Revolving Credit Commitment Period.

          (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of

Credit issued by the Issuing Lender hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued by the Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii)the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent or the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof in accordance with the respective principal payments made by the respective L/C Participants and the Issuing Lender; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes (other than Non-Excluded Taxes), fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in subsection 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of subsection 8(e) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in subsection 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.5 of ABR Loans in the amount of such drawing. Notwithstanding any notice, minimum borrowing on other provisions to the contrary in subsection 2.5, the Borrowing Date with respect to such borrowing shall be the date of payment of the relevant draft.

          3.6 Obligations Absolute.  The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that, subject to the last sentence of this subsection 3.6, the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions or delays in transmission, dispatch or delivery found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

          3.9 Overdraft Advances. (a) Subject to the terms and conditions hereof, the Overdraft Lender may, without the need for any request by the Borrower, make Overdraft Advances for the benefit of the Borrower from time to time on any Business Day during the Revolving Credit Commitment Period; provided, however, the Overdraft Lender shall not make any Overdraft Advance if, after giving effect to such Overdraft Advance, (i) the aggregate amount of Overdraft Advances outstanding at such time shall exceed the Overdraft Maximum Amount or (ii) the aggregate principal amount of L/C Obligations, Revolving Credit Loans and Overdraft Advances then outstanding would exceed the Revolving Credit Commitments at such time. Overdraft Advances hereunder may be repaid in accordance with subsection 2.9 and, through but excluding the Revolving Credit Termination Date and at the discretion of the Overdraft Lender, reborrowed and shall be repayable as provided in subsections 2.6(a)(ii) and 2.10(d). The proceeds of each Overdraft Advance made available by the Overdraft Lender to the Borrower shall be made by crediting the designated primary operating account of the Borrower maintained with the Overdraft Lender with such proceeds. The proceeds of the Overdraft Advances shall be used solely to cover overdrafts in such primary operating account.

          (b) Interest on outstanding Overdraft Advances shall be payable in accordance with subsection 2.13.

          (c) Overdraft Advances may not be made as, or converted into, Eurodollar Loans, anything to the contrary herein notwithstanding.

                      SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders (including the Overdraft Lender) to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

          4.1 Financial Condition. (a) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1996 and December 31, 1995 and the related consolidated earnings statement and statement of cash flows for the fiscal years ended on such dates, reported on by Arthur Andersen, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates. The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at March 31, 1997 and the related unaudited consolidated earnings statement and statement of cash flows for the three-month period ended on such date, certified by the chief financial officer of the General Partner, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or such chief financial officer of the General

Partner, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligations, or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except in connection with the Partnership Transaction, during the period from March 31, 1997 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at March 31, 1997.

          (b) The pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1997, certified by the chief financial officer of the General Partner, copies of which have been heretofore furnished to each Lender, adjusted to give effect to the Transaction and the financings contemplated by this Agreement and the other Credit Documents as if such events had occurred on such date, were prepared based on good faith assumptions and on the best information reasonably available to the Borrower as of the date of delivery thereof and fairly presents in all material respects on a pro forma basis the consolidated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 1997, as adjusted, as described above, assuming such events had occurred at such date.

          4.2 No Change. Since December 31, 1996, there has been no event, development or circumstance that has had or will with the passage of time have a Material Adverse Effect.

          4.3 Status. Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing partnership, corporation or other entity, as the case may be, in good standing (in the case of a corporation) under the laws of the jurisdiction of its incorporation, organization or formation and has the partnership, corporate or similar power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified has had or with the passage of time is reasonably likely to have a Material Adverse Effect.

          4.4 Power and Authority. Each Credit Party has the partnership or corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary partnership, corporate or similar action, as the case may be, to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party, and each such Credit Document constitutes such Credit Party's legal, valid and binding obligation enforceable in accordance with its terms, except as may be affected by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, will violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries, or (other than pursuant to the Security Documents or any Application or Letter of Credit) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to any such Requirement of Law or Contractual Obligation.

          4.6 Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the best of the Borrower's knowledge, threatened with respect to the Borrower or any of its Subsidiaries
(i) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders under the Credit Documents or on the ability of any Credit Party to perform is obligations to them thereunder or
(ii) that has had or with the passage of time is reasonably likely to have a Material Adverse Effect.

          4.7 Use of Proceeds; Margin Regulations. (a) The proceeds of all Loans and Letters of Credit shall be utilized (i) to finance, in part, the Transaction, including the payment in full of all amounts then owing under the Existing Agreement, (ii) to pay certain fees and expenses in connection with the Transaction and (iii) for the general corporate purposes and working capital of the Borrower and its Subsidiaries.

          (b) Neither the making of any Loan or the issuance of any Letter of Credit hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board and no part of the proceeds of any Loan or any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          4.8 Governmental Approvals. Except as set forth on Schedule 4.8 or as provided in subsection 4.13, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, or any industry governing body, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          4.9 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.11 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Effective Date, there is no fact known to the Borrower which has had or with the passage of time is reasonably likely to have a Material Adverse Effect, which has not theretofore been disclosed to the Lenders.

          4.12 Financial Condition. On a pro forma basis after giving effect to the Transaction, including the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and all Liens created, and to be created, by each Credit Party in connection herewith and therewith each Credit Party will be Solvent.

          4.13 Security Interests. Each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (other than the Liens permitted pursuant to subsection 7.3), in favor of the Administrative Agent for the benefit of the Lenders (including the Overdraft Lender). No filings or recordings are required in order to perfect the security interests created under any Security Document except for (i) filings or recordings which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof and (ii) with respect to certain security interests, the timely filing of continuation statements.

          4.14 Representations and Warranties in Partnership Interest Transfer Agreement and SportsChannel Contribution Agreement. All representations and warranties of the parties to the Partnership Interest Transfer Agreement (other than ITT, ITT Eden or ITT MSG) and the SportsChannel Contribution Agreement (other than ITT MSG and ITT Eden) were true and correct as of the time such representations and warranties were made and shall be true and correct as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and all representations and warranties of ITT, ITT Eden and ITT MSG in such agreements were, to the best knowledge of the Borrower, true and correct as of the dates set forth above, except, in each case, to the extent the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Effect or otherwise adversely impact the Contribution.

          4.15 Consummation of the Partnership Transaction. As of the Initial Borrowing Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Partnership Transaction or the Contribution or the making of Loans or the issuance of the Letters of Credit or the performance by any Credit Party of their respective obligations under the Credit Documents or the performance by any party of its obligations under the Partnership Interest Transfer Agreement or the SportsChannel Contribution Agreement or any document executed and delivered in connection herewith or therewith.

          4.16 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith or as described on Schedule 4.16. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the General Partner) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.

          4.17 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan within the five-year period ended on the date this representation is made or deemed made; no Multiemployer Plan is Insolvent or in Reorganization; no Single Employer Plan has an Unfunded Current Liability in excess of $5,000,000; no Single Employer Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of
Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower, nor any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,
4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the
Code or reasonably expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and except as otherwise set forth in Schedule 4.17, the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA other than a Plan), except to the extent that all events described in the preceding clauses of this subsection 4.17 and then in existence have not had or with the passage of time are not reasonably likely to have, individually and/or in the aggregate, a Material Adverse Effect. With respect to Plans that are Multiemployer Plans the representations and warranties in this subsection 4.17 are made to the best knowledge of the Borrower.

          4.18 Subsidiaries. On the Initial Borrowing Date, the partnerships and/or corporations listed on Schedule 4.18 are the only Subsidiaries of the Borrower. Schedule 4.18 correctly sets forth the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or partnership interest of each of its Subsidiaries (except for changes thereto subsequent to the Initial Borrowing Date permitted by subsection 7.4 or 7.5) and also identifies the direct owner thereof.

          4.19 Intellectual Property. The Borrower and each of its Subsidiaries have obtained all patents, trademarks, permits, service marks, trade names, technology, know-how, copyrights, licenses and other rights (the "Intellectual Property"), free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except in each case as has not had and is not reasonably likely to have a Material Adverse Effect.

          4.20 Pollution and Other Regulations. (a) Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, and neither the Borrower nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except such noncompliances, penalties, fines or forfeitures that have not had or with the passage of time are not reasonably likely to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith has not had or with the passage of time are not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliances, breaches or defaults as have not had or with the passage of time are not reasonably likely to have, in the aggregate, a Material Adverse Effect. There are no Environmental Claims pending or, to

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                                                                             48

the best knowledge of the Borrower, threatened, which (a) question the validity, term or entitlement of the Borrower or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility which the Borrower or any of its Subsidiaries currently operates and
(b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property or, to the knowledge of the Borrower, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate have not had or with the passage of time are not reasonably likely to have a Material Adverse Effect.

          (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any Real Property, in each case where such occurrence or event individually or in the aggregate has not had or with the passage of time is not reasonably likely to have a Material Adverse Effect.

          4.21 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as referred to in subsection 4.1(b), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by subsection 7.3.
Schedule 4.21 contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries on the Effective Date and the type of interest therein held by the Borrower or the respective Subsidiary.

          4.22 Collective Bargaining Agreements; Labor Relations. (a) Set forth in Part A on Schedule 4.22 is a list of all collective bargaining agreements between or applicable to the Borrower or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Borrower or such Subsidiary on the Initial Borrowing Date (collectively, the "Collective Bargaining Agreements").

          (b) Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that has had or will with the passage of time have a Material Adverse Effect. Except as described in Part B on Schedule 4.22, there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any Collective Bargaining Agreement is so pending against any of them or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as have not had or with the passage of time are not reasonably likely to have a Material Adverse Effect.

          4.23 Existing Indebtedness. Schedule 4.23 sets forth a true and complete list of all Indebtedness (other than Indebtedness of the type referred to in subsection 7.2(g)) of the Borrower and each of its Subsidiaries as of the Initial Borrowing Date (after giving pro forma effect to the Transactions) and which is to remain outstanding (excluding the Loans and the Subsidiary Guaranty, "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

          4.24 Compliance with Requirements of Law and Contractual Obligations . Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations, except such non-compliance as has not had or with the passage of time is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          4.25 No Default. No Default or Event of Default has occurred and is continuing.

          4.26 NBA and NHL Qualification and Compliance. Neither the Borrower nor any of its Subsidiaries has knowledge of any fact which would, under rules, regulations and practices as then in effect of the NBA and the NHL, disqualify the Borrower and/or its respective Wholly Owned Subsidiaries as an owner and/or operator of the New York Knickerbockers Basketball Club or the New York Rangers Hockey Club, and the Borrower and its Subsidiaries will not take any action which such Person knows or has reason to know would cause such disqualification. The Borrower and each of its Subsidiaries is in compliance with all applicable rules, directives and qualifications of the NBA and the NHL.

                          SECTION 5.  Conditions Precedent.

          5.1 Conditions to Initial Extensions of Credit. The agreement of each Lender (including the Overdraft Lender) to make the initial extension of credit to the Borrower requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Initial Borrowing Date, of the following conditions precedent on or before August 31, 1997:

          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a Responsible Officer.

          (b) Officer's Certificate. The Administrative Agent shall have received a certificate dated such date signed by the President or any Vice President of the General Partner substantially in the form of Exhibit C, as to the satisfaction by the Borrower of certain conditions contained in this subsection 5.1.

          (c) Opinions of Counsel. The Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Lenders, from (i) Sullivan & Cromwell, special counsel to the Borrower, which opinion shall be in form and substance satisfactory to the Administrative Agent, (ii) Kenneth Munoz, Executive Vice President, Business Affairs, and General Counsel to the Borrower, and (iii) counsel rendering such opinions, reliance letters addressed to the Administrative Agent and each of the Lenders with respect to all legal opinions delivered in connection with the Partnership Transactions, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

          (d) Proceedings. (i) The Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the Secretary of each such Credit Party or, in the case of any Credit Party that is a partnership, the Secretary of a general partner of such Credit Party, in the form of Exhibit D with appropriate insertions and deletions, together with copies of the Limited Partnership Agreement, the partnership agreement, certificate of incorporation, the by-laws, or other organizational documents of each such Credit Party and the resolutions, or such other approval, of each such Credit Party referred to in such certificate, and all of the foregoing (including the Limited Partnership Agreement) shall be reasonably satisfactory to the Administrative Agent.

          (ii) All partnership, corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents (including the MSG Mortgage), the Partnership Interest Transfer Agreement and the SportsChannel Contribution Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of partnership or corporate proceedings and governmental approvals, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper partnership, corporate or governmental authorities.

          (e) Approvals. All material governmental and third party approvals (including any required approvals from the NBA and NHL and from broadcast regulatory authorities and in respect of broadcast rights to sporting events) required to be obtained in connection with the Transaction, the financing contemplated hereby and by the other Credit Documents and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any Governmental Authority which prevents, or imposes materially adverse conditions upon, the consummation of such transactions.

          (f) Partnership Transaction. The portion of the Partnership Transaction to be consummated on the Initial Closing (as defined in the Partnership Interest Transfer Agreement) shall have been consummated, or shall be consummated simultaneously with the making of the Term Loans using the proceeds thereof, pursuant to the Partnership Interest Transfer Agreement and other documentation, in each case reasonably satisfactory to the Administrative Agent, for an aggregate amount not to exceed $500,000,000 (subject to customary purchase price adjustments) and no material provision of such agreement or such other documents shall have been waived, amended, supplemented or otherwise modified without the consent of the Administrative Agent.

          (g) Subsidiary Guaranty. Each Subsidiary shall have duly authorized, executed and delivered a guaranty substantially in the form of Exhibit E (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

          (h) Security Documents. (i) Each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit F-1 (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a "Credit Party Pledge Agreement"), and shall have delivered to the Administrative Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities, if any, referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Credit Party Pledge Agreement shall be in full force and effect.

          (ii) On the Initial Borrowing Date, the Borrower shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit F-2-A (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NBA Team Pledge Agreement") and a Pledge Agreement substantially in the form of Exhibit F-2-B (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NHL Team Pledge Agreement" and together with the NBA Team Pledge Agreement, each a "Team Pledge Agreement"), and shall have delivered to the Administrative Agent, as pledgee thereunder for the benefit of the Lenders, (x) all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers and (y) executed copies of Partnership Notices delivered to each Pledged Entity and executed copies of Partnership Acknowledgements executed by such Pledged Entity, together with evidence that such other actions have been taken as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the respective Team Pledge Agreement (including evidence that each Pledged Entity has duly recorded the security interest created by the respective Team Pledge Agreement on the partnership books and records of such Pledged Entity), and each Team Pledge Agreement shall be in full force and effect.

          (iii) (x) Each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit G-1 (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Credit Party Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral covered thereby and (y) the Borrower shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit G-2-A (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NBA Team Security Agreement") and a Security Agreement substantially in the form of Exhibit G-2-B (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NHL Team Security Agreement" and together with the NBA Team Security Agreement, each a "Team Security Agreement") covering all of the Borrower's present and future Security Agreement Collateral covered thereby, in each case together with:

            (A) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the respective Security Agreement;

            (B) the results of reports of a recent date listing all effective financing statements that name each such Credit Party as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Security Agreement Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing liens permitted pursuant to subsection 7.3(d));

            (C) evidence of the completion, or arrangements satisfactory to the Administrative Agent for the prompt completion after the Effective Date (subject to subsection 10.19(b)), of all recordings and filings of, or with respect to, the respective Security Agreement as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests intended to be created thereunder; and

            (D) evidence that all other actions necessary or, in the opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the respective Security Agreement have been taken.

          (iv) The Borrower shall have delivered to the Administrative Agent, as mortgagee for the benefit of the Lenders, fully executed counterparts of one or more mortgages substantially in the form of Exhibit H which secure, in the aggregate, the principal amount of $850,000,000 (not including interest and fees) (collectively, and including any replacements or substitutes therefor, the "MSG Mortgage") and any financing statements related thereto covering the Real Property and building (including fixtures) constituting Madison Square Garden, and all related Collateral described therein (the "MSG Mortgaged Property"), which mortgage by its terms may only be recorded at the time and upon the occurrence of the events described in subsection 10.19.

          (v) The Borrower shall have delivered to the Lenders a fully executed copy of (x) the NBA Financing Consent Letter (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NBA Financing Consent Letter") concerning the consent of the NBA with respect to the granting of the security interests by the Borrower pursuant to the NBA Security Documents and (y) the NHL Financing Consent Letter

(as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "NHL Financing Consent Letter" and together with the NBA Financing Consent Letter, the "Team Financing Consent Letters") concerning the consent of the NHL with respect to the granting of the security interests by the Borrower pursuant to the NHL Security Documents, and all terms of each Team Financing Consent Letter shall be reasonably satisfactory in form and substance to the Administrative Agent and each of the Lenders.

          (i) Solvency. The Administrative Agent shall have received from the chief financial officer of the General Partner a certificate, in the form of Exhibit I, expressing opinions of value and other appropriate information with respect to the solvency of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction.

          (j) Insurance Policies. The Administrative Agent shall have received evidence of insurance complying with the requirements of subsection
6.5 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and, with respect to all casualty insurance, naming the Administrative Agent, for the benefit of the Lenders hereunder, as an additional insured and loss payee, and the Borrower shall have delivered to the Administrative Agent a true and complete copy of Schedule 5.1(j) to be attached to this Agreement containing a description of such insurance.

          (k) Fees. The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses agreed upon by such parties to be paid on or prior to such date.

          (l) Asset Appraisal. The Borrower shall have delivered to the Lenders the summary asset and real property appraisals of the Borrower and its Subsidiaries prepared by Coopers & Lybrand, dated May 30, 1996.

          (m) Financial Statements; Business Plan. The Lenders shall have received (i) the financial statements referred to in subsection 4.1(a), (ii) the pro forma balance sheet referred to in subsection 4.1(b) and (iii) a business plan (including projections) of the Borrower and its Subsidiaries and a written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from around the Effective Date through the Scheduled Revolving Credit Termination Date (the condition of this clause
(iii) being deemed satisfied prior to the date hereof).

          (n) Contribution. The Contribution shall have been consummated pursuant to the SportsChannel Contribution Agreement and other documentation, in each case, reasonably satisfactory to the Administrative Agent and no material provision of such agreement or such other documents shall have been waived, amended, supplemented or otherwise modified without the consent of the Administrative Agent.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender (including the Overdraft Lender) to make any extension of credit (including the initial extension of credit) to the Borrower requested to be made by it on any date is subject to the satisfaction that on and as of such date (a) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date and (b) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such extension of credit, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

                         SECTION 6.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender (including the Overdraft Lender) or the Administrative Agent hereunder, the Borrower shall and (except in the case of the delivery of financial information, reports and notices or as otherwise provided) shall cause each of its Subsidiaries to:

          6.1 Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated earnings statement and statement of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by Arthur Andersen or such other independent certified public accountants of recognized national standing as shall be acceptable to the Administrative Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a "going concern", together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

          (b) as soon as available, but in any event within 60 days after the close of each of the first three quarterly accounting periods of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related consolidated earnings statement and statement of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of the General Partner as being stated fairly in all material respects, subject to changes resulting from audit and normal year-end audit adjustments;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2 Certificates; Other Information. Furnish to each Lender (except in the case of subsection 6.2(g), in which case the information must be furnished only to the requesting Lender):

          (a) concurrently with the delivery of financial statements pursuant to subsections 6.1(a) and (b), a certificate of the chief financial officer of the General Partner stating that, to the best of such officer's knowledge, each Credit Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to which it is a party to be observed, performed or satisfied by it in all material respects, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall set forth the calculations required to establish whether the General Partner and its Subsidiaries were in compliance with the provisions of subsection 7.1 and 7.8 (at the end of such fiscal period or year, as the case may be);

          (b) as soon as available, and in any event not later than 60 days after the commencement of each fiscal year of the Borrower, (i) a budget of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of the chief financial officer of the General Partner stating that such Projections are based upon good faith estimates and assumptions believed by management of the General Partner to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

          (c) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a comparison of the financial results of the current year to the date of such financial statements against the budget theretofore submitted pursuant to clause (b) above;

          (d) within five days after the same are sent, copies, if any, of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the

     Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (e) upon receipt thereof and in any event by December 31, 1997, an updated asset and real property appraisal of the Borrower and its Subsidiaries prepared by Coopers & Lybrand;

          (f) no later than 20 days after the date such notice has been received by the Borrower or such Subsidiary or ERISA Affiliate from the Department of Labor, the PBGC or the Internal Revenue Service, any material notices received by the Borrower or any Subsidiary or ERISA Affiliate with respect to a Plan; and

          (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

          6.4 Conduct of Business and Maintenance of Existence. (a)(i) Continue to engage in business of the same general type as now conducted by it (it being understood that for purposes of this clause (i) the Borrower and its Subsidiaries shall be considered as a whole), (ii) subject to subsection 7.4, preserve, renew and keep in full force and effect its partnership, corporate or similar existence and (iii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (iii) above, to the extent that failure to do so would not reasonably be likely to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted and (b) at all times maintain with financially sound and reputable insurance companies insurance on all its property in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage, exceed, in each such case, the amount set forth in the MSG Mortgage. At any time that insurance at the levels described in Schedule 5.1(j) is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Lenders in writing thereof and, if thereafter notified by the Administrative Agent to do so, the Borrower will, and will cause its Subsidiaries to, obtain insurance at such levels at least equal to those set forth in Schedule 5.1(j) to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are reasonably acceptable to the Administrative Agent and the Required Lenders. The Borrower will, and will cause each of its Subsidiaries to, furnish on the Initial Borrowing Date and, thereafter, upon the Administrative Agent's reasonable request (in no event more frequently than annually), to the Administrative Agent a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Administrative Agent, for the benefit of the Lenders hereunder, as an additional insured and/or loss payee.

          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) permit, upon reasonable advance notice to the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the property or assets of the Borrower or any of its Subsidiaries in whomsoever's possession (other than the NBA and the NHL, in which case the Borrower shall use its best efforts to obtain the approval of such organization to allow the Administrative Agent or such Lenders to conduct such visit and inspection), and to examine and, if reasonably requested, make copies of the contracts, books of account and records of the Borrower or any of its Subsidiaries and to discuss and the affairs, finances and accounts of the Borrower or any its Subsidiaries with, and be advised as to the same by, its and their officers, employees and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time involving the Borrower or any of its Subsidiaries and which has a reasonable likelihood of being adversely determined, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 20 days after the Borrower knows or has reason to know thereof, together with a certificate of the chief financial officer of the General Partner setting forth details as to such occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonable likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
     Section 412 of the Code with respect to a Plan; that a Plan has been or is reasonably likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution with respect to such Plan, which gives rise to a Lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate or appoint a trustee to administer a Plan which has an Unfunded Current Liability; that a proceeding has been instituted pursuant to
     Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has or may reasonably be expected to incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(1) of ERISA or that the Borrower or any Subsidiary may incur any additional material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA other than a Plan) as a result of an amendment of any such plan or the establishment of any such plan. Upon request of a Lender, the Borrower will deliver to such Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. Notwithstanding the foregoing, no certificate or notice described in the first sentence of this subsection 6.7(d) or notice described in Section 6.2(f) shall be required to be provided unless the event or events to which such certificate or notice relate could, individually or in the aggregate, be expected to result in a liability to the Borrower or any Subsidiary in excess of $5,000,000.

          (e) (i) any past, pending or threatened Environmental Claim affecting the Borrower or any of its Subsidiaries or the MSG Mortgaged Property of the type described, and subject to the qualifications set forth, in subsection 4.20, (ii) any past condition or occurrence on the MSG Mortgaged Property that (a) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be anticipated to form the basis of an Environmental Claim affecting the Borrower or any of its Subsidiaries or the MSG Mortgaged Property unless such Environmental Claim would not be reasonably likely to, individually or when aggregated with all other such Environmental Claims, have a Material Adverse Effect, (iii) any condition or occurrence on the MSG Mortgaged Property or any property adjoining the MSG Mortgaged Property that could reasonably be anticipated to cause the MSG Mortgaged Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such MSG Mortgaged Property under any Environmental Law or (iv) the actual or anticipated taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on the MSG Mortgaged Property; and

          (f) any other development or event which has had or with the passage of time is reasonably likely to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

          6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Effective Date, enter into and maintain in effect Interest Rate Protection Agreements to the extent necessary to provide that (i) at least 25% of the aggregate principal amount of the Term Loans is subject to a fixed interest rate for a period of not less than three years, (ii) an additional 12.5% of the aggregate principal amount of the Term Loans is subject to a fixed interest rate for a period of not less than two years and
(iii) an additional 12.5% of the aggregate principal amount of the Term Loans is subject to a fixed interest rate for a period of not less than one year, which Interest Rate Protection Agreements, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent.

          6.10 Additional Collateral. (a) With respect to any assets acquired after the Effective Date by the Borrower or any of its Subsidiaries or previously encumbered assets of the Borrower or any of its Subsidiaries which become unencumbered (other than any assets described in paragraph (b) of this subsection), promptly (and in any event within 10 days after the acquisition thereof or after any such asset becoming unencumbered): (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents, if any, as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets,
(ii) take all actions, if
any, necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (b) With respect to any Capital Stock acquired after the date hereof by the Borrower or any of its Subsidiaries (other than, prior to and for so long as the Garden Programming Loan Agreement is in effect, Garden Programming), promptly: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, such amendments to the relevant Pledge Agreement or such other documents, if any, as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such Capital Stock which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent
(A) the certificates, if any, representing such Capital Stock, together with undated stock powers executed and delivered in blank by an authorized officer of the General Partner or such Subsidiary, as the case may be, or (B) if such Capital Stock is issued by or in respect of a partnership or limited liability company, a transaction statement confirming that such issuer has registered the pledge of its Capital Stock on its books, (iii) if the Capital Stock is issued or acquired by a Subsidiary of the Borrower acquired or created after the Effective Date (this provision creating no implication that the Borrower is permitted to create or acquire such Subsidiary), cause such new Subsidiary (A) to become a party to the Subsidiary Guaranty, in each case pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to create a duly perfected Lien in such Capital Stock and all assets of such Subsidiary in accordance with all applicable Requirements of Law, including entering into a Credit Party Pledge Agreement and a Credit Party Security Agreement and the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) Once the loans and all other amounts payable under the Garden Programming Loan Agreement have been paid in full and the Garden Programming Loan Agreement is no longer in effect, promptly cause Garden Programming to become party to the Subsidiary Guaranty, the Credit Party Security Agreement and the Credit Party Pledge Agreement and upon execution of such documents, Garden Programming shall be deemed to be a Credit Party for all purposes under this Agreement and the other Credit Documents.

          6.11 Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including financing statements and continuation statements) for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

          6.12 Payment of Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the General Partner) with respect thereto in accordance with GAAP.

          6.13 Recording of MSG Mortgage. In the case of the Borrower, promptly upon notice from the Administrative Agent at the time and upon the occurrence of the events described in subsection 10.19, take such actions as may be requested by the Administrative Agent to effect the recordation in the appropriate offices of the MSG Mortgage, including in any event, paying all recording fees required to be paid in connection therewith.

                            SECTION 7.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender (including the Overdraft Lender) or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for any Test Period to exceed the ratio set forth opposite such Test
Period:



          Test Period
            Ending                           Ratio
         ---------------                --------------

          September 30, 1997                 7.95:1
          December 31, 1997                  7.95:1

          March 31, 1998                     7.95:1
          June 30, 1998                      7.75:1
          September 30, 1998                 7.25:1


          December 31, 1998                  6.00:1

          March 31, 1999                     6.00:1
          June 30, 1999                      6.00:1
          September 30, 1999                 6.00:1
          December 31, 1999                  5.25:1

          March 31, 2000                     5.25:1
          June 30, 2000                      5.25:1
          September 30, 2000                 5.00:1
          December 31, 2000                  4.50:1

          March 31, 2001                     4.50:1
          June 30, 2001                      4.50:1
          September 30, 2001                 4.50:1
          December 31, 2001 and thereafter   4.00:1

          (b) Interest Coverage Ratio. At any time, permit the Interest Coverage Ratio for any Test Period applicable at such time as set forth below to be less than ratio set forth opposite such Test Period:


          Test Period
            Ending                           Ratio
        ---------------                 --------------
          September 30, 1997                 1.25:1
          December 31, 1997                  1.25:1

          March 31, 1998                     1.25:1
          June 30, 1998                      1.25:1
          September 30, 1998                 1.50:1
          December 31, 1998                  1.50:1

          March 31, 1999                     1.50:1
          June 30, 1999                      1.75:1
          September 30, 1999                 1.75:1
          December 31, 1999                  2.00:1

          March 31, 2000                     2.25:1
          June 30, 2000                      2.25:1


          September 30, 2000                 2.25:1
          December 31, 2000                  2.50:1

          March 31, 2001                     2.50:1
          June 30, 2001                      2.50:1
          September 30, 2001                 2.50:1
          December 31, 2001                  2.75:1

          March 31, 2002                     2.75:1
          June 30, 2002                      2.75:1
          September 30, 2002                 2.75:1
          December 31, 2002 and thereafter   3.00:1


          (c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at the end of any fiscal year of the Borrower to be less than the ratio set forth opposite such fiscal year below:

     Fiscal Year
       Ending                                          Ratio
     ___________                                       _____

     December 31, 1998                                 1.10:1
     December 31, 1999 and
         each December 31 thereafter                   1.20:1

; provided that, prior to and for so long as the Garden Programming Loan Agreement is in effect, debt, income and interest expense of Garden Programming shall not be considered for purposes of computing compliance with this subsection 7.1.

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement or the other Credit Documents;

          (b) Indebtedness owing by (i) any Subsidiary to another Subsidiary or the Borrower or (ii) the Borrower to any Subsidiary;

          (c) Capitalized Lease Obligations of the Borrower and/or a Subsidiary, provided that the aggregate Capitalized Lease Obligations under all Capital Leases entered into after the Initial Borrowing Date (other than any Capitalized Lease entered into by the Borrower for a replacement transponder) shall not exceed $25,000,000;

          (d) Existing Indebtedness as listed on Schedule 4.23, without giving effect to any subsequent extension, renewal or refinancing thereof;

          (e) Indebtedness of the Borrower to any Limited Partner or any Wholly Owned Domestic Subsidiary of Cablevision, provided that such Indebtedness is subordinated in all respects to the Indebtedness incurred pursuant to this Agreement and the other Credit Documents and all terms of which (including interest rates, maturity, covenants, events of default and subordination provisions) are reasonably satisfactory to the Administrative Agent;

          (f) Indebtedness of the Borrower or any Subsidiary relating to deferred compensation payments pursuant to contracts with athletes, coaches, scouts and independent talent contractors (including broadcast personalities) entered into by the Borrower or such Subsidiary in the normal course of business within the context of the professional sports industry;

          (g) Indebtedness in respect of (x) performance bonds and bid bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof, (y) letters of credit issued in the ordinary course of the Borrower's business in support of its obligations in respect of workers compensation and insurance obligations and (z) appeal or judgment bonds, provided that the obligations secured by such appeal and/or judgment bonds do not exceed an aggregate at any one time outstanding of $15,000,000 for the Borrower and its Subsidiaries, and provided further that no such bond or similar obligation described in this clause (g) may be provided to secure the repayment of other Indebtedness;

          (h) guarantees made in the ordinary course of its business by the Borrower of obligations of any Subsidiary, which obligations are otherwise permitted under this Agreement;

          (i) guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries in connection with the booking, promotion and presentation of events of the nature described in subsection 7.9(j); and

          (j)Indebtedness of Garden Programming under the Garden Programming Loan Agreement and refinancings thereof in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding (it being understood and agreed that prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, none of the foregoing exceptions (a) through (i) of this subsection 7.2 shall apply to Garden Programming).

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', statutory landlord's, warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) Liens created by or pursuant to this Agreement, any Application or Letter of Credit or the other Credit Documents;

          (d) Liens on assets of the Borrower and each Subsidiary existing on the Effective Date and listed on Schedule 7.3(d), without giving effect to any subsequent extensions or renewals thereof; provided that such Lien shall not apply to any other property or asset of the Borrower or any of its Subsidiaries and such Lien shall secure only those obligations which it secures on the date hereof;

          (e) Liens securing judgements, decrees or attachments not exceeding, as to the Borrower and all its Subsidiaries taken together, $15,000,000 in aggregate amount at any one time outstanding;

          (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), provided, that the aggregate amount of deposits at any time pursuant to this clause (f) shall not exceed $10,000,000;

          (g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances disclosed in Exhibit B to the MSG Mortgage or incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (h) any interest or title of a lessor under any lease permitted by this Agreement;

          (i) Liens created pursuant to Capital Leases permitted pursuant to subsection 7.2(c);

          (j) all building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority now or hereafter enacted;

          (k) restrictions on the transfer of and the grant of security interests with respect to the Teams imposed by the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries (pursuant to the NBA Rules, the NHL Rules, the constitution of any other association with respect to any other sports franchise owned by the Borrower or any of its Subsidiaries or otherwise) so long as such restrictions apply generally to all professional sports teams which are franchisees or members of the NBA, NHL or such other association;

          (l) deposits made by the Borrower or any of its Subsidiaries with artists or third party promoters or in connection with the promotion of any event at a venue as contemplated by subsection 7.9(j), in the ordinary course of business and consistent with past practices;

          (m) the obligations of the Borrower pursuant to the Partnership Interest Transfer Agreement; and

          (n) Liens granted by Garden Programming to the Garden Programming Lenders pursuant to the Garden Programming Loan Agreement and the documents executed in connection therewith (it being understood and agreed that prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, none of the foregoing exceptions
     (b) through (m) of this subsection 7.3 shall apply to Garden Programming).

          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property, business or assets, or make any material change in the method in which the Borrower and its Subsidiaries taken as a whole presently conduct their business (but giving effect to the Transaction, whether or not the same shall presently have been consummated), except:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or any Subsidiary of the Borrower in which at least 95% of the economic and voting interests are held directly or indirectly by the Borrower (provided that, in the case of a merger or consolidation involving the Borrower, the Borrower shall be the surviving corporation and after giving effect to any of such transactions, no Default or Event of Default shall exist);

          (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property, business or assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary of the Borrower in which at least 95% of the economic and voting interests are held directly or indirectly by the Borrower;

          (c) the transactions contemplated by the Aircraft Contribution Agreement and Section 6.08(b) of the Partnership Interest Transfer Agreement;

          (d) the merger or consolidation of any Person with or into the Borrower or any of its Subsidiaries in connection with any investment in, or purchase or acquisition of, Capital Stock, assets or property of another Person which is otherwise not prohibited by this Agreement; and

          (e) any merger or consolidation of any Subsidiary with or into any Person in connection with (i) any sale of property or assets, or (ii) any investment in, or purchase or acquisition of, Capital Stock, assets or property of such other Person which upon the consummation of such merger or consolidation becomes a Subsidiary of the Borrower, in each case which is otherwise not prohibited by this Agreement;

provided that none of the foregoing exceptions described in clauses (a) through
(e) shall be applicable to Garden Programming prior to and so long as the Garden Programming Loan Agreement is in effect.

          7.5 Limitation on Purchase or Sale of Assets. Dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock of any Subsidiary to any Person or purchase, lease or otherwise acquire for value all or any part of the property or assets of any Person, except:

          (a) the sale or disposition by the Borrower or any of its Subsidiaries of inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business;

          (b) purchases or other acquisitions by the Borrower or any of its Subsidiaries of inventory, leases, materials and equipment in the ordinary course of business;

          (c) purchases or redemptions by the Borrower from time to time with the proceeds of a cash contribution to the Borrower by Cablevision or Rainbow of all or any part of the remaining partnership interests in the Borrower held by ITT MSG as of the Effective Date pursuant to the Partnership Interest Transfer Agreement or the Limited Partnership Agreement;

          (d) the issuance or sale of Capital Stock of a Subsidiary to the Borrower or to another Subsidiary;

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                                                                             68

          (e) capital expenditures to the extent within the limitations set forth in subsection 7.8 hereof;

          (f) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to subsection 7.9;

          (g) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by subsection 7.2(c)) to the extent within the limitations set forth in subsection 7.6;

          (h) licenses or sublicenses by the Borrower and its Subsidiaries of software, customer lists, trademarks and other intellectual property in the ordinary course of business, provided that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary or adversely impact the Lenders hereunder in any material respect;

          (i) Signage Sales shall be permitted, so long as any non-cash consideration received therefrom shall be pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Credit Party Pledge Agreement;

          (j) the Partnership Transaction shall be permitted in accordance with the terms of the Partnership Interest Transfer Agreement;

          (k) the Borrower or any of its Subsidiaries may sell or otherwise dispose of or purchase or otherwise acquire any contract of an athlete and execute trades of athletes in the normal course of business within the context of the professional sports industry;

          (l) the Borrower or any of its Subsidiaries may sell or otherwise dispose for cash at fair market value of the right to broadcast on radio and television games played by the New York Knickerbockers Basketball Club, the New York Rangers Hockey Club or any other professional sports team owned by the Borrower or its Subsidiaries or acquired by the Borrower or its Subsidiaries in accordance with the terms of subsection 7.15 and the other provisions of this Agreement (collectively, the "Teams") and any other event of the type described in subsection 7.9(j);

          (m) acquisitions of broadcast rights with respect to any programming for broadcast on the Madison Square Garden Network or SportsChannel New York, otherwise in compliance with this Agreement;

          (n) the Borrower may license, sublicense or otherwise transfer the rights to operate concession businesses in Madison Square Garden or the Theater at Madison Square Garden;

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                                                                             69

          (o) Permitted Acquisitions in accordance with subsection 7.15;

          (p) the acquisition and lease by the Borrower or any of its Subsidiaries of the Aircraft as contemplated by the Aircraft Contribution Agreement and the Partnership Interest Transfer Agreement;

          (q) the disposition by the Borrower of two buildings located at 412 Eighth Avenue, New York, New York and 414 Eighth Avenue, New York, New York, for an aggregate amount of approximately $2.6 million; and

          (r) the sale or disposition by Garden Programming of any or all of its assets in connection with the exercise by the Garden Programming Lenders of any enforcement rights with respect to the collateral provided by Garden Programming under the Garden Programming Loan Agreement and the documents executed in connection therewith (it being understood and agreed that prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, none of the foregoing exceptions
     (a) through (q) of this subsection 7.5 shall apply to Garden Programming).

          7.6 Limitation on Leases. Permit the aggregate payments (including any property taxes paid by the Borrower and its Subsidiaries as additional rent or lease payments) by the Borrower and its Subsidiaries on a consolidated basis under agreements in effect as of the Initial Borrowing Date and/or entered into after the Initial Borrowing Date (including any such agreement that is an extension, replacement, substitution, or renewal of any agreement entered into prior to such date) to rent or lease any real or personal property for a term of three years or longer (including any periods for renewal by the Borrower or its Subsidiaries at their sole option) (exclusive of Capitalized Lease Obligations) to exceed $15,000,000, less any amount of payments relating to any Capital Lease of the Borrower for a replacement transponder, in any fiscal year of the Borrower.

          7.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to another Subsidiary (other than, prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, to Garden Programming);

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                                                                             70

          (b) the Borrower may make cash distributions to any Partner pursuant to the Limited Partnership Agreement solely to enable such Partner to make tax payments with respect to such Partner's share of the Borrower's income or gains;

          (c) the Borrower may create and make payments to its employees pursuant to any "phantom" equity incentive plan created in the ordinary course of business for its employees;

          (d) the Partnership Transaction and other payments pursuant to the Partnership Interest Transfer Agreement shall be permitted in accordance with the terms of the Partnership Interest Transfer Agreement;

          (e) the transaction contemplated by subsection 7.5(c);

          (f) for avoidance of doubt, the repayment of any "Partner Loans" (as defined in the Limited Partnership Agreement) permitted to be made pursuant to subsection 7.2(e) shall be permitted; and

          (g) for avoidance of doubt, the adjustment of the "Profit Percentage" (as defined in the Limited Partnership Agreement) of ITT MSG (or any Person substituted for ITT MSG as a limited partner of the Borrower) in connection with the contribution of the Aircraft to the Borrower or any of its Subsidiaries as contemplated by the Aircraft Contribution Agreement and the Limited Partnership Agreement.

          7.8 Limitation on Capital Expenditures. (a) Make Consolidated Capital Expenditures, provided that the Borrower and its Subsidiaries (other than, prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, Garden Programming) may make Consolidated Capital Expenditures during each fiscal year set forth below so long as the aggregate amount of Consolidated Capital Expenditures made during such fiscal year does not exceed the amount set forth opposite such fiscal year:

     Fiscal Year Ending                 Amount
     __________________                 ______

     December 31, 1997                  $25,000,000
     December 31, 1998                   25,000,000
     December 31, 1999                   12,000,000
     December 31, 2000                   12,000,000
     December 31, 2001                   10,000,000
     December 31, 2002                   10,000,000
     December 31, 2003                   10,000,000
     December 31, 2004                   10,000,000


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                                                                             71

          (b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that Consolidated Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal year are less than the amount permitted to be made for such fiscal year pursuant to clause (a) (without taking into account any increase in the amount permitted during such period as a result of this clause (b)) the amount of such difference may be carried forward to the immediately succeeding fiscal year and utilized to make Consolidated Capital Expenditures in excess of the amount permitted above in such following fiscal year with any such carried over amounts being deemed to be the last amounts expended in any year to which they are carried over.

          7.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any other Person, except:

          (a)  investments in cash and Cash Equivalents;

          (b) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (c)  the Indebtedness described in subsection 7.2(b);

          (d) loans and advances (A) to employees (other than sports team executives, scouts, athletes and coaches) in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any time outstanding and (B) to sports team executives, scouts, athletes and coaches in the normal course of business within the context of the professional sports industry;

          (e) the Borrower and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (f) advances, investments and loans in existence on the Initial Borrowing Date and listed on Schedule 7.9(f), without giving effect to any additions thereto or replacements thereof;

          (g)  investments in the Capital Stock of a Subsidiary;

          (h) the Borrower or any of its Subsidiaries may (i) purchase stock, partnership or other ownership interests in any Person organized under the sponsorship or promotion of the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries and in which the other

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                                                                             72

     franchisees or members of the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries are generally investing or afforded the opportunity to invest or (ii) enter into a joint venture or similar arrangement which joint venture or similar arrangement is being sponsored or promoted by the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries or is a joint venture or similar arrangement in which the other franchisees or members of the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries are generally investing or afforded the opportunity to invest so long as the purchase of such stock, partnership or other ownership interests or the investment in such joint venture or similar arrangement, as the case may be, is in generally the same amounts or proportions as such other franchisees or members;

          (i) investments in any of the NBA Entities or NHL Entities or any of their respective Subsidiaries or Affiliates so long as the other franchisees or members of the NBA, the NHL or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries are generally investing or afforded the opportunity to invest and such investments are generally in the same amounts or proportions as such other franchisees or members;

          (j) the Borrower or any of its Subsidiaries may enter into joint venture or other similar arrangements (so long as such person has no obligations to make capital contributions in excess of $10,000,000 in the aggregate for all such arrangements at any one time outstanding) with respect to the booking, promotion and presentation of concerts, family and variety shows, conventions, sport summer camps and sports and other events to be staged at Madison Square Garden or the Theater at Madison Square Garden or at any other arena or similar facility in the United States of America or Canada;

          (k)  loans or advances made to the Borrower or any Subsidiary;

          (l) advances by the Borrower to performers or artists, in the ordinary course of business and consistent with past practices, in connection with anticipated box office receipts relating to performances by such performers or artists or in connection with the performers' or artists' minimum guaranty or other amount to which the artists or performers may be entitled;

          (m) advances by the Borrower to third party promoters, in the ordinary course of business and consistent with past practices, in connection with anticipated box office receipts relating to performances by a performer or artist represented or booked by such third party promoter;

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                                                                             73
          (n) advances by the Borrower to performers or artists, in the ordinary course of business and consistent with past practices, in connection with anticipated proceeds from licensing and merchandising agreements relating to such performers or artists;

          (o) investments in Permitted Acquisitions in accordance with subsection 7.15;

          (p) for avoidance of doubt, the Partnership Transaction and the transaction contemplated by subsection 7.5(c);

          (q) in the event Garden Programming enters into the Garden Programming Loan Agreement and so long as no Default or Event of Default shall have occurred and be continuing at such time, investments by the Borrower in Garden Programming in an aggregate amount not to exceed $20,000,000 plus, in the event the counterparty to the Garden Programming Accommodation Arrangements defaults or otherwise would default on its obligations thereunder, additional investments by the Borrower in Garden Programming to satisfy the obligations of Garden Programming under the Garden Programming Loan Agreement (it being understood and agreed that prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, none of the foregoing exceptions (a) through (p) of this subsection 7.9 shall apply to Garden Programming); and

          (r) the Garden Programming Accommodation Arrangements.

          7.10 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional payment, prepayment, repurchase or redemption of any Indebtedness (other than the Loans or the loans under the Garden Programming Loan Agreement or as contemplated by the Transaction) or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any such Indebtedness other than the loans under the Garden Programming Loan Agreement (other than or as contemplated by the Transaction or any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee).

          7.11 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or any Subsidiary (other than, prior to and so long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, Garden Programming) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an

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                                                                             74

Affiliate; provided that the foregoing restrictions shall not apply to: (i) employment arrangements entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (ii) customary fees paid to members of the Board of Directors of the General Partner of the Borrower, (iii) the Affiliation Agreement, dated June 30, 1989, among Cablevision Systems Corporation, AR Cable Services, Inc., V Cable Inc. and Cablevision of New York City Phase I and MSG Network and any renewal and extension thereof upon comparable terms or upon terms no less favorable to the Borrower, (iv) the transaction contemplated by subsection 7.5(c), and (v) an aircraft services and/or lease agreement entered into pursuant to Section 6.08(b) of the Partnership Interest Transfer Agreement or upon terms no less favorable to the Borrower.

          7.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such first Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

          7.13 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31 or any fiscal quarter to end on a day other than March 31, June 30, September 30 and December 31 of each year.

          7.14 Limitation on Negative Pledge Clauses. Enter into with any Person, or suffer to exist, any agreement, other than (a) this Agreement and the other Credit Documents, any Application and the Letters of Credit and (b) in the case of clause (i) below only, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than, prior to and so long as the Garden Programming Loan Agreement is in effect, Garden Programming) to (i) create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or (ii) pay dividends or make other distributions, or pay any Indebtedness owed, to the Borrower or any of its Subsidiaries.

          7.15 Limitation on Lines of Business. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the consummation of the Contribution and the acquisition of the Aircraft, whether or not the same shall have occurred at the date hereof) or which are reasonably related thereto; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall be permitted to acquire a sports franchise or other entertainment operation to utilize the Madison Square Garden and the Theater at Madison Square Garden (a "Permitted Acquisition") so long as the consideration (cash or otherwise) payable by the Borrower in connection with any individual Permitted Acquisition shall not exceed $10,000,000 and the aggregate consideration (cash or otherwise) payable by the Borrower for all such Permitted Acquisitions shall not exceed $25,000,000 or (b) notwithstanding any other provision of this Agreement to the contrary, so

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                                                                             75

long as the Garden Programming Loan Agreement is in effect and Garden Programming shall not have become party to the Subsidiary Guaranty and the Credit Party Security Agreement, permit Garden Programming to engage in any business, form any Subsidiaries or enter into any agreements or transactions other than the Garden Programming Accommodation Arrangements, the Garden Programming Loan Agreement and the other documents executed in connection therewith and any transactions incidental thereto.

          7.16 Amendments, etc. Amend, modify or change in any manner adverse in any material respect to the interests of the Lenders the Partnership Interest Transfer Agreement, the Aircraft Contribution Agreement, the SportsChannel Contribution Agreement, the Letter Agreement, the Limited Partnership Agreement or any partnership agreement or certificate of incorporation or by-laws of any Credit Party or any agreement entered into by any Credit Party with respect to its partnership interests or capital stock.

          7.17 Limitation on New Subsidiaries. Other than Garden Programming, subject to compliance with the other terms and conditions of this Agreement, create or otherwise acquire after the Effective Date one or more new Subsidiaries (each, a "New Subsidiary"), unless (i) the Person or Persons owning such New Subsidiary shall be or have become a party to the Credit Party Pledge Agreement or, if applicable, a Pledge Agreement substantially similar to a Team Pledge Agreement, and shall have delivered to the Administrative Agent, as pledgee thereunder for the benefit of the Lenders, all of the certificates representing the "Collateral" referred to and as defined therein, (ii) any such New Subsidiary shall have become a party to the Subsidiary Guaranty and (iii) any such New Subsidiary shall have become party to the Credit Party Security Agreement or, if applicable, a Security Agreement substantially similar to a Team Security Agreement, covering all of such New Subsidiary's present and future Security Agreement Collateral.

                            SECTION 8.  EVENTS OF DEFAULT

          If any of the following events (each, an "Event of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Credit Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

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                                                                             76

          (c) Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in subsection
     6.13 or Section 7, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8(a), Section 8(b) or clause (i) of this Section 8(c)) contained in this Agreement or any other Credit Document (including the MSG Mortgage) and such default in this clause (ii) shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

          (d) (i) The Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this paragraph (d) unless the principal amount of such Indebtedness, either individually or in the aggregate, referred to in clauses (i) and (ii) above exceeds $15,000,000 at the time of such default or declaration, as the case may be; or

          (e) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval

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                                                                             77

     of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
     (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (f) (i) A Single Employer Plan established by the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, any Plan shall have an Unfunded Current Liability or the Borrower or a Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
     Section 401(a)(29), 4971 or 4975 of the Code; and (ii) there shall result from any such event or events described in the preceding clause (i) of this
     Section 8(f) the imposition of a Lien upon the assets of the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability, and (c) in each case which Lien, security interest or liability, individually and/or in the aggregate, would be reasonably likely to have, in the reasonable opinion of the Required Lenders, a Material Adverse Effect; or

          (g) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (h) (i) Any Security Document shall cease, for any reason, to be in full force and effect, or the Borrower or any Credit Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (i) The Subsidiary Guaranty shall cease, for any reason, to be in full force and effect with respect to any or all of the Subsidiaries or any Subsidiary shall so assert; or

          (j) A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 8(e) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of

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                                                                             78

L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Overdraft Lender, the Administrative Agent may, or upon the request of the Overdraft Lender, the Administrative Agent shall, by notice to the Borrower declare the Overdraft Commitment to be terminated forthwith, whereupon the Overdraft Commitment shall immediately terminate; (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) with the consent of the Overdraft Lender, the Administrative Agent may, or upon the request of the Overdraft Lender, the Administrative Agent shall, by notice to the Borrower, declare the outstanding Overdraft Advances hereunder (with accrued interest thereon) and all other amounts owing with respect thereto to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as otherwise expressly provided above in this Section 8, the Borrower waives presentment, demand, protest or other notice of any kind.

                        SECTION 9.  The Administrative Agent.

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the

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Administrative Agent by the terms of this Agreement and the other Credit
Documents, together with such other powers as are reasonably incidental thereto to the extent permitted by applicable law. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein including the NBA Financing Consent Letter and the NHL Financing Consent Letter, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder and under the other Credit Documents and any other instruments and agreements referred to herein and therein including the NBA Financing Consent Letter and the NHL Financing Consent Letter, by or through its respective officers, directors, agents, employees or affiliates. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Non-Reliance on the Administrative Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Independently and without reliance upon the Administrative Agent, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or

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warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries.

          9.4 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

          9.5 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders or, if required hereunder, all the Lenders.

          9.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be


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indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Percentages and Term Loan Percentages in effect on the date on which indemnification is sought under this subsection 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this subsection from any payment made by it to such Lender hereunder.

          9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though it were not the Administrative Agent or an affiliate thereof. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          9.9 Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 15 days' notice to the Lenders and the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided in clause (d) below.

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          (b) If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.

          (c) If a successor Administrative Agent shall not have been so appointed within such 15-day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above and all payments to be made by the Borrower hereunder shall be made to the place notified by the Required Lenders to the Borrower.

          (e) After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

                             SECTION 10.  Miscellaneous.

          10.1 Amendments and Waivers. Neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. The Required Lenders and each Credit Party party to the relevant Credit Documents may, or, with the written consent of the Required Lenders, the Administrative Agent and each Credit Party party to the relevant Credit Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions or parties to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any

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Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this subsection
10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents, release all or substantially all of the collateral or release any Subsidiary from its obligations under any Security Document or the Subsidiary Guaranty to which it is a party, in each case without the written consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in subsection 5.2 without the written consent of the Majority Revolving Credit Facility Lenders; (iv) change the allocation of payments between the Term Loan Facility, the Revolving Credit Facility and the Overdraft Advances pursuant to subsection 2.10(d) without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby and, if the Overdraft Lender, in its capacity as such, is adversely affected thereby, the written consent of the Overdraft Lender; (v) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 (other than subsection 3.9) without the written consent of the Issuing Lender; or (viii) amend any of the provisions of subsection 3.9 or any of the other provisions hereof relating to Overdraft Advances without the written consent of the Overdraft Lender (it being understood and agreed that the Borrower and the Overdraft Lender may from time to time, without the consent of any of the Lenders, reduce the Overdraft Maximum Amount in accordance with subsection 2.8 or amend any other provision of this Agreement affecting solely the Overdraft Lender, in its capacity as such, and the Borrower). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders (including the Overdraft Lender) and shall be binding upon the Credit Parties, all current and future Lenders (including the Overdraft Lender) and the Administrative Agent. In the case of any waiver, the Credit Parties, the Lenders (including the Overdraft Lender) and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Borrower, the Administrative Agent and each Lender (including the Overdraft Lender) hereby acknowledge that certain amendments or waivers to this Agreement or any other Credit Document may require the additional consent or approval of the NBA, the NHL and/or any other comparable governing body with respect to any sports franchise owned by the Borrower or any of its Subsidiaries.

          10.2 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex,

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telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be;
if to any Lender, at its address specified for such Lender on the signature pages hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, facsimile transmission, or cabled or sent by overnight courier, and shall be effective when received.

          10.3 No Waiver; Cumulative Remedies. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder or thereunder. The rights, remedies powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers or privileges which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          10.5 Payment of Expenses and Taxes. The Borrower agrees to the extent not otherwise reimbursed or paid by any Credit Party pursuant to any other Credit Document (including the MSG Mortgage) to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents (including the MSG Mortgage) and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and of the Administrative Agent and each of the Lenders in connection with the enforcement of the Credit Documents (including the MSG Mortgage) and the documents and instruments referred to therein and the consummation and administration of the transactions contemplated hereby or thereby (including the reasonable fees and disbursements of counsel for the Administrative Agent); (ii) pay and hold each of the Lenders harmless from and against any and all recording and filing fees and any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and
(iii) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or

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                                                                             85

expenses incurred by any of them with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, any Credit Document (including the MSG Mortgage) or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document (including the MSG Mortgage), including the reasonable fees and disbursements of counsel in connection therewith (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, without the consent of the Borrower, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender

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                                                                             86

would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender (an "Assignor") may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Borrower (except, upon the occurrence and during the continuance of an Event of Default, the consent of the Borrower shall not be required) and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit J, executed by such Assignee and such Assignor (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall be in an aggregate principal amount of less than $10,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement or an assignment to any Lender or any Affiliate thereof), unless otherwise agreed by the Borrower and the Administrative Agent. Any such partial assignment shall be ratable in accordance with principal amount as among the Facilities with respect to which the Assignor is making an assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations, under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection 10.6, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the Assignor, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in subsection 8(e) shall have occurred and be continuing.

          (d) The Administrative Agent shall maintain at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans owing to, each Lender from time to time. The entries made in the Register shall be conclusive and shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and the Borrower, each other Credit Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement; provided, however, that the failure of any Lender (including the

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Overdraft Lender) or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender (including the Overdraft Lender) in accordance with the terms of this Agreement. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall, upon request of the Assignee, execute and deliver to the Administrative Agent (and the Assignor shall surrender any Revolving Credit Note or Term Note held by it) a new Revolving Credit Note or Term Note, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment or portion of the Term Loan, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment or portion of a Term Loan hereunder, upon request of the Assignor, a new Revolving Credit Note or Term Note, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment or Term Loan, as the case may be, retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Note replaced thereby.

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information concerning the Credit Parties and their respective affiliates which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender's credit evaluation of the Credit Parties and their respective affiliates, under the condition that such Transferee or prospective Transferee shall previously have agreed to be bound by the provisions of subsection 10.16.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereunder.

          10.7 Payments Pro Rata; Adjustments; Set-off. (a) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans (other than Overdraft Advances) or the Reimbursement Obligations owing to it, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation (based on the respective amounts of such Obligations) by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. It is understood and agreed that this subsection 10.7 shall not apply to any payments or prepayments of Overdraft Advances or any amounts with respect thereto, which shall be entitled to be retained exclusively by the Overdraft Lender.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile), and all of said counterparts shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Borrower, its Subsidiaries, the Administrative Agent and the Lenders (including the Overdraft Lender) with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) to the fullest extent permitted by law, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in accordance with subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.12 any special, exemplary, punitive or consequential damages.

          10.13 Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS (INCLUDING THE OVERDRAFT LENDER) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.15 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          10.16 Confidentiality. Each Lender agrees to keep information obtained by it pursuant hereto and the other Credit Documents identified as confidential by the Borrower in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not to disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information,
(b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source not subject to a confidentiality requirement of which such Lender has knowledge or such information is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to Transferees or prospective Transferees who agree to be bound by the provisions of this subsection 10.16, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this

Agreement and the other Credit Documents or (g) with the Borrower's prior written consent. The agreements in this subsection 10.16 shall survive repayment of the Loans and all other amounts payable hereunder.

          10.17 NBA and NHL Rules. Notwithstanding anything to the contrary in any of the Credit Documents, the NBA Rules, the NHL Rules and the constitution of any other association with respect to any sports franchise owned by the Borrower or any of its Subsidiaries may be amended from time to time in accordance with the terms thereof and the Borrower shall at all times be permitted to vote on all matters relating to the NBA Rules, the NHL Rules and the constitution of any other association with respect to any sports franchise owned by the Borrower or any of its Subsidiaries, including any amendments, modifications, waivers or supplements to any governing, constitutive, operating or other agreements relating to any of the NBA Entities or NHL Entities or any of their respective Subsidiaries or Affiliates, provided, that such vote by the Borrower does not adversely impact the Lenders in any material respect.

          10.18 Team Financing Consent Letters. Each of the provisions of this Agreement and the other Credit Documents shall be subject to the provisions of each Team Financing Consent Letter, which the Borrower, the Administrative Agent and the Lenders have accepted as reasonable and appropriate. Without limiting the generality of the preceding sentence, neither the Administrative Agent nor any Lender (whether acting through the Administrative Agent or otherwise) shall exercise, enforce or attempt to exercise or enforce any of its rights or remedies under this Agreement or any other Credit Document with respect to any "Collateral" (as defined in the respective Team Pledge Agreements) or any "Team Collateral" (as defined in the respective Team Security Agreements) except in accordance with and subject to the relevant Team Financing Consent Letter and the relevant Team Pledge Agreement and/or Team Security Agreement, as the case may be. Each Lender hereby irrevocably authorizes the Administrative Agent, under this Agreement and each other Credit Document, to execute, deliver and perform on its behalf the relevant Team Financing Consent Letter and all amendments, modifications, extensions, waivers and other acts in connection with the relevant Team Financing Consent Letter as the Administrative Agent shall deem appropriate.

          10.19 MSG Mortgage Recording Events. (a) Subject to the terms of subsection 10.19(b), the Administrative Agent may at any time record and file in any appropriate jurisdiction the MSG Mortgage and any financing statements related thereto necessary or desirable to perfect the lien intended to be created thereby. If at the time of such recording any one of the events set forth below (each a "Recording Event") has occurred and is continuing, promptly upon request and notice of the amount due, the Borrower shall reimburse the Administrative Agent for any and all recording costs. Each of the following specified events shall constitute a Recording Event whether the occurrence of such event shall be voluntary or involuntary or come about or be effected by operation of law:

             (i) an Event of Default under Sections 8(a), 8(e), 8(h) or 8(j) shall have occurred and be continuing or any other Event of Default shall have occurred and shall continue unremedied for at least 30 days; or

            (ii) if, as a result of a change in law, including the enactment of new laws, statutes or regulations or the issuance of opinions by the New York State Court of Appeals or a lower court within the First Department of the Appellate Division which is not appealed within 360 days of the date thereof relating to the requirements for the recording of mortgages, (x) the MSG Mortgage which the Administrative Agent is then holding will, with the lapse of time, be unable to be recorded in order to be enforceable and the Borrower has not executed prior to the lapse of such period of time and to the reasonable satisfaction of the Administrative Agent, a new MSG Mortgage on the same terms as the MSG Mortgage delivered on the Effective Date and which is not subject to the same lapse of time qualification, (y) the mortgage recording tax provided for in Article 11 of the Tax Law of the State of New York or any similar tax on recording of mortgages is imposed on the MSG Mortgage even though it has not been recorded or (z) the Administrative Agent may be subjected to a penalty or incur any cost or liability or be deemed in breach of applicable law for not recording the MSG Mortgage, provided, however that the Administrative Agent shall use reasonable efforts to avoid such requirements for the recording of the MSG Mortgage by taking such actions as in the Administrative Agent's reasonable judgment are not prejudicial to the Administrative Agent's interests, and provided, further that for so long as the Borrower provides the Administrative Agent with an indemnity against all losses and damages relating to an event described in clause (z) above and such indemnity is in form reasonably satisfactory to the Administrative Agent and the Administrative Agent determines in its reasonable judgment that an indemnity can adequately protect the Administrative Agent, there shall be no Recording Event as a result of such event under clause (z) above.

          (b) The Administrative Agent shall hold the MSG Mortgage delivered to it pursuant to subsection 5.1(h)(iv) in escrow subject to the terms hereof, and upon the occurrence of a Recording Event the Administrative Agent may elect, in the Administrative Agent's sole discretion or upon the direction of the Required Lenders, to record the MSG Mortgage.

          (c) Upon the recording of the MSG Mortgage, the Administrative Agent may obtain a policy of title insurance in respect of the amount to be secured by the MSG Mortgage, such policy to be issued under a form acceptable to the Administrative Agent by one or more title companies selected by the Administrative Agent, with such co-insurance, reinsurance and/or endorsements as the Administrative Agent may reasonably require by one or more title companies selected by the Administrative Agent. The cost of such title insurance shall be paid by the Borrower.

          (d) The Administrative Agent shall give the Borrower at least 30 days prior written notice of the recording of the MSG Mortgage, but the failure to give any such notice shall not affect the validity of the MSG Mortgage or the recording thereof.

          (e) Within five (5) Business Days of notice from the Administrative Agent, the Borrower shall execute and deliver all such instruments and take all such actions for the purpose of further effectuating the provisions of this subsection 10.19 relating to the recording of the MSG Mortgage as may be reasonably requested by the Administrative Agent from time to time, including the execution and delivery of (i) one or more supplemental mortgages in such form as may be required, in the reasonable judgment of the Administrative Agent, to enable such supplemental mortgages to be recorded and to secure the Obligations and (ii) any instrument, affidavit, certificate or other document necessary in order to comply with any requirement of law in connection with the issuance or recording of the MSG Mortgage or any supplement thereto.

          10.20 Limited Recourse. The Lenders (including the Overdraft Lender) and the Administrative Agent agree that notwithstanding anything to the contrary contained herein or in the other Credit Documents, no holder of any partnership interest in the Borrower, nor any employee or agent of any such holder, nor any Affiliate or Subsidiary of such holder (other than, in each case, the General Partner and the Borrower and its Subsidiaries), in each case only in such capacity, shall have any liability to the Lenders (including the Overdraft Lender) or the Administrative Agent for, and neither the Lenders (including the Overdraft Lender) nor the Administrative Agent shall have recourse against any such Person in such capacity in respect of, the Obligations, provided that nothing contained in this subsection 10.20 shall be construed so as to prevent the Administrative Agent or the Lenders from commencing any action, suit or proceeding in respect of or causing legal papers to be served upon any Person solely for the purpose of obtaining jurisdiction over the Borrower or any of its Subsidiaries.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:

MADISON SQUARE GARDEN, L.P.             MADISON SQUARE GARDEN, L.P.
c/o MSG Eden Corporation
Two Pennsylvania Plaza                  By: MSG EDEN CORPORATION,
  14th Floor                                 its General Partner
New York, New York  10121
Attention:  General Counsel
Telecopier:  (212) 465-6011             By __________________________
                                           Title:
with a copy to:

Cablevision Systems Corporation
One Media Crossways
Woodbury, New York  11797
Attention:  Robert Lemle
Telecopier:  (516) 364-8501

and

Sullivan & Cromwell
125 Broad Street
New York, New York  10004
Attention:  Erik D. Lindauer
Telecopier:  (212) 558-3588

                                                                             95
Address:

The Chase Manhattan Bank                THE CHASE MANHATTAN BANK,
270 Park Avenue                         as Administrative Agent and as a Lender
New York, New York  10017
Attention:  Mitchell Gervis
Telecopier:  (212) 270-4584             By __________________________
                                           Title:
with a copy to:

Chase Securities Inc.
270 Park Avenue
New York, New York  10017
Attention:  Joan Fitzgibbon
Telecopier:  (212) 270-4164

and

The Chase Manhattan Bank Agent Bank Services Group
1 Chase Manhattan Plaza
8th Floor
New York, New York  10081
Attention:  Janet Beldon
Telecopier:  (212) 552-5658

                                                                         Annex A

                              PRICING GRID FOR LOANS

                                            Applicable Margin                  Applicable Margin
Consolidated Leverage Ratio                for Eurodollar Loans                  for ABR Loans
---------------------------                --------------------                -----------------
Greater than 7.50 to 1.0                           2.00%                              1.00%

Greater than 6.50 to 1.0 and                       1.75%                              0.75%
less than or equal to 7.50 to 1.0

Greater than 5.50 to 1.0 and less                  1.50%                              0.50%
than or equal to 6.50 to 1.0

Greater than 4.50 to 1.0 and less
than or equal to 5.50 to 1.0                       1.25%                              0.25%

Less than or equal to 4.50 to 1.0                  1.00%                                 0%

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the first day (the "Adjustment Date") of the month following the month in which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 60th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 7.50 to 1. Each determination of the Consolidated Leverage Ratio pursuant to this paragraph shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.